SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                             _______________________

                                    FORM 8-K


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                             _______________________


                  Date of Report
                  (Date of earliest
                  event reported):    May 18, 1998


                      Interstate Energy Corporation
             (Exact name of registrant as specified in its charter)


     Wisconsin                        1-9894                   39-1380265
   (State or other              (Commission File             (IRS Employer
   jurisdiction of                   Number)              Identification No.)
   incorporation)


                222 West Washington Avenue, Madison, Wisconsin 53703 (Address of principal executive offices, including zip code)


                                 (608) 252-3311
                         (Registrant's telephone number)

   Item 5.     Other Events.

          Set forth below is information included in a financial insert which forms part of Interstate Energy Corporation's 1997 Annual Report to Shareowners.


                               WPL HOLDINGS, INC.

                               IES INDUSTRIES INC.

                            INTERSTATE POWER COMPANY

                    (Merged as Interstate Energy Corporation,
                     doing business as Alliant Corporation)

                           1997 FINANCIAL INFORMATION



        The following items are included in this financial insert:

        1. Management's Discussion and Analysis of Financial Condition and Results of Operations (MD&A) - the discussion of historical results of operations focuses primarily on WPL Holdings, Inc.
             (WPLH). This presentation is in accordance with the rules of the Securities and Exchange Commission (SEC) since WPLH (now Interstate Energy Corporation) was the surviving holding company in the merger involving WPLH, IES Industries Inc. (IES) and Interstate Power Company (IPC). The portions of MD&A which are prospective in nature generally reflect a discussion of Interstate Energy Corporation's operations on a post-merger basis.

        2. Selected Consolidated Quarterly Financial Data (Unaudited) - in accordance with SEC rules, reflects WPLH results on a stand-alone basis.

        3. Consolidated Financial Statements and Related Notes - in accordance with SEC rules, reflects WPLH results on a stand-alone basis.

        4. WPL Holdings, Inc. Selected Financial and Operating Statistics - includes statistics for the last five years for WPLH on a stand-alone basis.

        5.   IES Industries Inc. Selected Financial and Operating Statistics
             - includes statistics for the last five years for IES Industries Inc. on a stand-alone basis.

        6. Interstate Power Company Selected Financial and Operating Statistics - includes statistics for the last five years for Interstate Power Company on a stand-alone basis.


                                TABLE OF CONTENTS

                                                                   Page No.

    - MD&A
     - MERGER   . . . . . . . . . . . . . . . . . . . . . . . . .      3
     - FORWARD-LOOKING STATEMENTS   . . . . . . . . . . . . . . .      3
     - UTILITY INDUSTRY OUTLOOK   . . . . . . . . . . . . . . . .      4
     - WPLH RESULTS OF OPERATIONS   . . . . . . . . . . . . . . .      6
     - PRO FORMA INFORMATION  . . . . . . . . . . . . . . . . . .     12
     - LIQUIDITY AND CAPITAL RESOURCES  . . . . . . . . . . . . .     13
     - OTHER MATTERS  . . . . . . . . . . . . . . . . . . . . . .     21
    - WPLH SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA
      (Unaudited) . . . . . . . . . . . . . . . . . . . . . . . .     26
    - WPLH REPORT ON THE FINANCIAL INFORMATION  . . . . . . . . .     28
    - REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS  . . . . . . . . .     29
    - WPLH CONSOLIDATED FINANCIAL STATEMENTS AND NOTES
     - CONSOLIDATED STATEMENTS OF INCOME  . . . . . . . . . . . .     30
     - CONSOLIDATED BALANCE SHEETS  . . . . . . . . . . . . . . .     31
     - CONSOLIDATED STATEMENTS OF CASH FLOWS  . . . . . . . . . .     32
     - CONSOLIDATED STATEMENTS OF CAPITALIZATION  . . . . . . . .     33
     - CONSOLIDATED STATEMENTS OF COMMON SHAREOWNERS' INVESTMENT      34
     - NOTES TO CONSOLIDATED FINANCIAL STATEMENTS   . . . . . . .     35
    - WPL HOLDINGS, INC. SELECTED FINANCIAL AND OPERATING
      STATISTICS  . . . . . . . . . . . . . . . . . . . . . . . .     50
    - IES INDUSTRIES INC. SELECTED FINANCIAL AND OPERATING
      STATISTICS  . . . . . . . . . . . . . . . . . . . . . . . .     53
    - INTERSTATE POWER COMPANY SELECTED FINANCIAL AND OPERATING
      STATISTICS  . . . . . . . . . . . . . . . . . . . . . . . .     56

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
             OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (MD&A)

                                     MERGER

        In April 1998, WPL Holdings, Inc. (WPLH), IES Industries Inc. (IES) and Interstate Power Company (IPC) completed the three-way merger (Merger) forming Interstate Energy Corporation (Merged Company). In connection with the Merger, IES was merged with and into WPLH forming the Merged Company and IPC became a subsidiary of the Merged Company. In addition, following the Merger, the holding companies for the nonregulated businesses of the former WPLH and IES (Heartland Development Corporation (HDC) and IES Diversified Inc. (Diversified), respectively) were merged. The resulting company from this merger is referred to as New Diversified. As a result of the Merger, the first tier subsidiaries of the Merged Company include:
   Wisconsin Power & Light Company (WP&L), IES Utilities Inc. (IESU), IPC, New Diversified and Alliant Services Company (the subsidiary formed to provide administrative services as required under the Public Utility Holding Company Act of 1935). Among various other regulatory constraints, the Merged Company will operate as a registered public utility holding company subject to the limitations imposed by the Public Utility Holding Company Act of 1935. For additional information regarding the terms of the Merger, see Notes 2 and 15 of the "Notes to Consolidated Financial Statements" of WPLH included elsewhere in this Annual Report.

        The Merged Company currently anticipates cost savings resulting from the Merger of approximately $749 million over a ten-year period, net of transaction costs and costs to achieve the savings of approximately $78 million. Approximately $22 million of these costs had been incurred through December 31, 1997. Upon consummation of the Merger, the Merged Company estimates it will expense approximately $40 million of additional merger-related costs (e.g., required payments to or for financial advisors, employee retirements and separations, attorneys, accountants, etc.). The estimate of potential cost savings constitutes a forward-looking statement and actual results may differ materially from this estimate. The estimate is necessarily based upon various assumptions that involve judgments with respect to, among other things, future national and regional economic and competitive conditions, technological developments, inflation rates, regulatory treatments, weather conditions, financial market conditions, future business decisions and other uncertainties. No assurance can be given that the entire amount of estimated cost savings will actually be realized. In addition, the allocation between WPLH, IES and IPC and their customers of the estimated cost savings of approximately $749 million over ten years resulting from the Merger, net of costs incurred to achieve such savings, will be subject to regulatory review and approval.

        As part of the approval process for the Merger, the Merged Company has agreed to various rate freezes and rate caps to be implemented in certain jurisdictions for periods not to exceed four years commencing on the effective date of the Merger (see "Liquidity and Capital Resources - Rates and Regulatory Matters" for a further discussion).

        Assuming capture of the anticipated merger-related synergies and no significant legislative or regulatory changes affecting the Merged Company, the Merged Company does not expect the merger-related electric and natural gas price freezes to have a material adverse effect on its financial position or results of operations.

                           FORWARD-LOOKING STATEMENTS

        Statements contained in this Annual Report (including MD&A) that are not of historical fact are forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. From time to time, the Merged Company may make other forward-looking statements within the meaning of the federal securities laws that involve judgments, assumptions and other uncertainties beyond the control of the Merged Company. These forward-looking statements may include, among others, statements concerning revenue and cost trends, cost recovery, cost reduction strategies and anticipated outcomes, pricing strategies, changes in the utility industry, planned capital expenditures, financing needs and availability, statements of the Merged Company's expectations, beliefs, future plans and strategies, anticipated events or trends and similar comments concerning matters that are not historical facts. Investors and other users of the forward-looking statements are cautioned that such statements are not a guarantee of future performance of the Merged Company and that such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of the risks and uncertainties include weather effects on sales and revenues, competitive factors, general economic conditions in the Merged Company's service territory, federal and state regulatory or government actions, the operations of the Merged Company's nuclear facilities, the ability of the Merged Company to successfully integrate the operations of WPLH, IES and IPC and changes in the rate of inflation.

                            UTILITY INDUSTRY OUTLOOK

        The Merged Company competes in an ever-changing utility industry. Set forth below is an overview of this evolving marketplace.

        Electric energy generation, transmission, and distribution are in a period of fundamental change in the manner in which customers obtain, and energy suppliers provide, energy services. As legislative, regulatory, economic and technological changes occur, electric utilities are faced with increasing pressure to become more competitive. Such competitive pressures could result in loss of customers and an incurrence of stranded costs (i.e., assets and other costs rendered unrecoverable as the result of competitive pricing). To the extent stranded costs cannot be recovered from customers, they would be borne by security holders.

        The Merged Company realized 54%, 41%, 3% and 2% of its electric utility revenues in 1997 in Iowa, Wisconsin, Minnesota and Illinois, respectively. Approximately 87% of the electric revenues were regulated by the respective state commissions while the other 13% were regulated by the Federal Energy Regulatory Commission (FERC). The Merged Company realized 56%, 38%, 3% and 3% of its gas utility revenues in Iowa, Wisconsin, Minnesota and Illinois, respectively.

   Federal Regulation

        IESU, IPC and WP&L are all subject to regulation by the FERC. The National Energy Policy Act of 1992 addresses several matters designed to promote competition in the electric wholesale power generation market. In 1996, the FERC issued final rules (FERC Orders 888 and 889) requiring electric utilities to open their transmission lines to other wholesale buyers and sellers of electricity. In March 1997, FERC issued orders on rehearing for Orders 888 and 889 (Orders 888-A and 889-A). In response to FERC Orders 888 and 888-A, IESU, WP&L and IPC have on file with the FERC pro forma open access transmission tariffs. In response to FERC Orders 889 and 889-A, each of the three utility subsidiaries is participating in a regional Open Access Same-Time Information System. The utility subsidiaries cannot predict the long-term consequences of these rules on their results of operations or financial condition.

        FERC Order 888 permits utilities to seek recovery of legitimate, prudent and verifiable stranded costs associated with providing open access and transmission services. FERC does not have jurisdiction over retail distribution and, consequently, the final FERC rules do not provide for the recovery of stranded costs resulting from retail competition. The various states retain jurisdiction over the question of whether to permit retail competition, the terms of such retail competition, and the recovery of any portion of stranded costs that are ultimately determined to have resulted from retail competition.

   State Regulation

   Iowa

        IESU and IPC are subject to regulation by the Iowa Utilities Board
   (IUB). The IUB initiated a Notice of Inquiry (Docket No. NOI-95-1) in early 1995 on the subject of "Emerging Competition in the Electric Utility Industry" to address all forms of competition in the electric utility industry and to gather information and perspectives on electric competition from all persons or entities with an interest or stake in the issues. The IUB staff's report in this docket was accepted by the IUB, finding, in part, that there is no compelling reason to move quickly into restructuring the electric utility industry in Iowa, based upon the existing level of relative prices. However, the IUB is continuing the analysis and debate on restructuring and retail competition in Iowa.

        On August 18, 1997, the IUB issued an order that promulgated draft principles for an Independent System Operator (ISO) and invited public comment. On September 10, 1997, the IUB issued an order adopting an "Action Plan to Develop a Competitive Model for the Electric Industry in Iowa." The IUB states in this action plan that while "the IUB has not determined retail competition in the electric industry is in the best interests of Iowa's consumers...", the State of Iowa is likely to be affected by federal or neighboring states' actions so there is a need for the IUB to design a model that suits Iowa's needs. The priority concerns in the plan are public interest issues (an Iowa-specific pilot project, customer information and assessment, environmental impacts, public benefits and transition costs/benefits) and transmission-related issues (transmission and distribution system reliability and transmission system operations). There is no timetable in the action plan. On October 2, 1997, the IUB staff sent to the advisory group (of which IESU and IPC are members) for written comment a set of proposed guidelines for an Iowa-specific electric pilot project that would allow retail access to a "subset of all customer classes." IESU has indicated to the IUB its interest in pursuing such a pilot program. The IUB has also issued an order covering unbundling of natural gas rates for all Iowa customers to be effective in 1999.

   Wisconsin

        WP&L is subject to regulation by the Public Service Commission of Wisconsin (PSCW). The PSCW's inquiries into the future structure of the natural gas and electric utility industries are ongoing. The stated goal of the PSCW in the natural gas docket is "to accommodate competition but not create it." The PSCW has followed a measured approach to restructuring the natural gas industry in Wisconsin. The PSCW has determined that customer classes will be deregulated (i.e., the gas utility would no longer have an obligation to procure gas commodity for customers, but would still have a delivery obligation) in a step-wise manner, after each class has been demonstrated to have a sufficient number of gas suppliers available. In 1997, a number of working groups were established by the PSCW and these working groups are addressing numerous subjects which need to be resolved before deregulation may proceed.

        The short-term goals of the electric restructuring process are to ensure reliability of the state's electric system and development of a robust wholesale electric market. The longer-term goal is to establish prerequisite safeguards to protect customers prior to allowing retail customer choice. The PSCW is following a timetable to make this latter determination on allowing customer choice in 1999-2000.

        On September 26, 1996, the PSCW issued an order which establishes the minimum standards for a Wisconsin ISO. The standards will be applied by the PSCW in Advance Plan proceedings, merger review cases, transmission construction cases and other proceedings as appropriate. The order provides that the standards will be reviewed and revised as necessary in light of ongoing regional and national events, such as FERC requirements or policy, regional institutions, or relevant actions of neighboring states. In approving the Merger, the PSCW gave the merger partners a choice of either filing their own ISO proposal, giving notice of their intent to join a regional ISO or spinning off existing transmission assets and operations into a separate independent transmission company. IESU, IPC and WP&L developed an ISO proposal of their own. However, the PSCW did not believe it met the PSCW's ISO guidelines. IESU, IPC and WP&L subsequently asked the PSCW to permit them to join the Midwest ISO, a regional ISO that has been filed with FERC. The member companies of the ISO would retain ownership of the facilities, but the ISO would assume control of the facilities, set rates for access and assure fair treatment for all companies seeking access. Various other proposals for ISOs, which are being monitored by the Merged Company, have been proposed by other entities.

        In addition to the ISO proceedings, the PSCW has issued an order outlining its policies and principles for Public Benefits (low-income assistance, energy efficiency, renewable generation and environmental research and development) including funding levels, administration of the funds and how funds should be collected from customers. The PSCW has proposed increasing funding levels through utility rates by $50 to $75 million statewide. Legislation to implement this proposal is being developed and likely will be introduced in 1998.

        The PSCW has also initiated a Service Quality administrative rulemaking process to establish measurement and reporting requirements for reliability of service, call center answering times, safety, tree trimming, generation, transmission and distribution inspection and maintenance plans, etc. A hearing was held on these issues in March 1998.

   Minnesota

        IPC is subject to regulation by the Minnesota Public Utilities Commission (MPUC). The MPUC established an Electric Competition Working Group in April 1995. On October 28, 1997, the Working Group issued a report and recommendations on retail competition. The MPUC reviewed the report and directed its staff to develop an electric utility restructuring plan and timeline. The Minnesota legislature had established a joint legislative task force on electric utility restructuring in 1995. This joint task force has generally been inactive the past year. It appears the earliest restructuring legislation could be introduced is in 1999.

   Illinois

        IPC and WP&L are subject to regulation by the Illinois Commerce Commission. The State of Illinois has passed electric deregulation legislation requiring customer choice of electric supplier for all customers by May 1, 2002.

   Summary

        Each of the utilities complies with the provisions of Statement of Financial Accounting Standards No. 71 (SFAS 71) "Accounting for the Effects of Certain Types of Regulation." SFAS 71 provides that rate-regulated public utilities record certain costs and credits allowed in the ratemaking process in different periods than for nonregulated entities. These are deferred as regulatory assets or regulatory liabilities and are recognized in the consolidated statements of income at the time they are reflected in rates. If a portion of the utility subsidiaries' operations becomes no longer subject to the provisions of SFAS 71 as a result of competitive restructurings or otherwise, a write-down of related regulatory assets and possibly other charges would be required, unless some form of transition cost recovery is established by the appropriate regulatory body that would meet the requirements under generally accepted accounting principles for continued accounting as regulatory assets during such recovery period. In addition, each utility subsidiary would be required to determine any impairment of other assets and write-down any impaired assets to their fair value. The utility subsidiaries believe they meet the requirements of SFAS 71.

        IESU, IPC and WP&L cannot currently predict the long-term consequences of the competitive and restructuring issues described above on their results of operations or financial condition. The major objective is to allow the utilities to better prepare for a competitive, deregulated utility industry. The strategy for dealing with these emerging issues includes seeking growth opportunities, continuing to offer quality customer service, ongoing cost reductions and productivity enhancements.

              WPLH RESULTS OF OPERATIONS - 1997 COMPARED WITH 1996

        Pursuant to the rules of the Securities and Exchange Commission, the "Results of Operations" discussion set forth below covers only the results of WPLH since the Merger was consummated after December 31, 1997, and WPLH (renamed Interstate Energy Corporation) was the surviving holding company resulting from the Merger. Certain information regarding the operations of IES and IPC are set forth below under the heading "Pro Forma Earnings Per Share Information and Historical IES and IPC Data." For additional information regarding the pro forma results of the combined companies, see "Interstate Energy Corporation Unaudited Pro Forma Combined Financial Statements." All references to earnings per share throughout MD&A refer to both basic and diluted earnings per share.

   Overview

        WPLH reported consolidated net income from continuing operations of $61.3 million or $1.99 per share for 1997, as compared to $73.2 million or $2.38 per share for 1996. Earnings per share for 1997 and 1996 were $1.99 and $2.34, respectively, reflecting the impact of discontinued operations.

        The decrease in 1997 earnings versus 1996 was primarily the result of lower operating income at WP&L and the impact of non-recurring gains which contributed 5 cents per share to earnings in 1997 compared to 19 cents in 1996.

        Gas and electric margins were down $4.2 and $2.0 million, respectively, in 1997 as compared to 1996. The decrease in gas margin was primarily due to lower weather-driven sales to residential customers as well as a 2.2% average retail gas rate decrease which went into effect on April 29, 1997. The lower electric margin was the result of a 2.4% average retail electric rate decrease effective April 29, 1997, as well as higher purchased power expense due to an extended outage at the Kewaunee Nuclear Power Plant (Kewaunee). Sales to other utilities and continued economic strength in WP&L's service territory partially offset the impact of the decline in margin. In addition, income in 1997 was also lower than 1996 due to increased expenses for plant maintenance, depreciation and interest.

        HDC, parent company of WPLH's nonregulated operations, reported a loss from continuing operations of $2.8 million for 1997 compared with a loss from continuing operations of $3.5 million for 1996. HDC's 1997 results reflect improved performance of the energy marketing business. In 1997, HDC recognized an after-tax loss of $1.1 million as a result of a write-off of nonproductive assets in its environmental and engineering services business. In 1996, HDC recognized an after-tax gain of $2.5 million related to the sale of HDC's investment in assisted living properties.

        WPLH also recognized a 1996 after-tax loss of $1.3 million resulting from additional fees and expenses related to discontinued operations which is discussed in Note 12 of "Notes to Consolidated Financial Statements."

   WPLH Electric Operations
                            Revenues and Costs                      kWhs Sold                       Customers at
                              (In Thousands)                     (In Thousands)                       Year End
                            1997        1996      Change        1997        1996       Change     1997        1996        Change

    Residential . . . .  $199,633    $201,690      (1%)       2,973,932    2,979,826        -      343,637     336,933        2%
    Commercial  . . . .   107,132     105,319       2%        1,877,640    1,814,324       3%       46,823      45,669        3%
    Industrial  . . . .   152,073     143,734       6%        4,255,637    3,985,672       7%          855         815        5%
    Sales for resale  .   160,917     131,836      22%        5,823,521    5,245,812      11%          122          90       36%
    Other . . . . . . .    14,388       6,903     108%           61,330       57,757       6%        1,753       1,730        1%
                         --------     -------                ----------   ----------               -------     -------
        Total . . . . .   634,143     589,482       8%       14,992,060   14,083,391       6%      393,190     385,237        2%
                                                             ==========   ==========    ====       =======     =======    =====
    Electric Production
      Fuels . . . . . .   116,812     114,470       2%
    Purchased Power . .   125,438      81,108      55%
                         --------    --------
    Margin  . . . . . .  $391,893    $393,904      (1%)
                         ========    ========

        Electric revenues increased $44.7 million, or 8%, in 1997 as compared with 1996. Continued customer growth, economic strength in the service area and increased sales to other utilities offset the impact of cooler summer weather and warmer weather during the winter months of 1997. Revenues were also affected by an average retail rate decrease of 2.4% effective April 29, 1997. Other revenues increased in 1997 compared with 1996 due to increases in conservation services. Refer to the "Liquidity and Capital Resources - Rates and Regulatory Matters" section below for further discussion of these rate modifications.

        Despite higher electric revenues, electric margin decreased $2.0 million, or 1%, as compared with 1996. The decline in margin reflects the impact of the shutdown at Kewaunee throughout most of the first half of 1997 for steam generator tube repairs as well as several temporary, routine outages at WP&L's coal-fired plants through the first five months of 1997. These outages caused a greater reliance on more costly purchased power to meet customer requirements. The PSCW ordered a temporary customer surcharge effective April 29, 1997 through July 1, 1997, to allow WP&L to recover a portion of the higher purchased power costs associated with the Kewaunee outage. Refer to the "Liquidity and Capital Resources - Capital Requirements" section below for further discussion of the Kewaunee plant outage. The Kewaunee outage and increased sales to other utilities resulted in a 55% increase in the cost of purchased power.

        For a discussion of electric capacity and reliability refer to "Other Matters - Power Supply" section below.

   WPLH Gas Operations
                        Revenues and Costs              Therms Sold                 Customers at
                          (In Thousands)               (In Thousands)                 Year End
                          1997      1996     Change    1997     1996     Change    1997      1996     Change

    Residential . . .   $84,513   $90,382    (6%)    127,704  142,974    (11%)   137,827   133,580      3%
    Commercial  . . .    45,456    46,703    (3%)     85,917   91,665     (6%)    16,653    16,083      4%
    Industrial  . . .     8,378    11,410   (27%)     17,144   19,974    (14%)       488       529     (8%)
    Transportation
      and other . . .    17,536    17,132     2%     175,943  185,671     (5%)       358       252     42%
                        -------   -------            -------  -------            -------   -------
        Total . . . .   155,883   165,627    (6%)    406,708  440,284     (8%)   155,326   150,444      3%
                                                     =======  =======  =====     =======   =======  =====
    Purchased Gas . .    99,267   104,830    (5%)
                        -------   -------
      Margin  . . . .   $56,616   $60,797    (7%)
                        =======   =======  ====

        Gas revenues decreased $9.7 million, or 6%, in 1997 as compared with 1996. The decline in revenues and margin reflected an average retail rate decrease of 2.2%, effective April 29, 1997, and lower sales. Therm sales declined by 8% due to warmer weather in the winter months of 1997. This decrease was directly reflected in the decline in revenues and corresponding $4.2 million, or 7%, decrease in margin. WP&L realized favorable contributions to gas margin of $0.6 million and $1.1 million for 1997 and 1996, respectively, through its gas incentive program. Refer to the "Liquidity and Capital Resources - Rates and Regulatory Matters" section below for further discussion of this adjustment mechanism.

   Fees, Rents, Non-Utility Energy Sales and Other Revenues

        Fees, rents, non-utility energy sales and other revenues primarily reflect sales and revenues of WPLH's nonregulated subsidiaries, consolidated under HDC. Revenues of the principal businesses of HDC were as follows:

                                             1997       1996
                                              (in millions)
    Environmental and engineering
      services  . . . . . . . . . . . .    $  78.1    $  84.8
    Energy marketing  . . . . . . . . .       30.8       73.8
    Other . . . . . . . . . . . . . . .       15.6       14.9
                                             -----      -----
                                            $124.5     $173.5
                                             =====      =====

        Contributing to the decrease in these revenues for 1997 was the formation of a joint venture, effective January 1, 1997, between the gas marketing business of the energy marketing subsidiary and Industrial Energy Applications, Inc. (IEA), the energy marketing subsidiary of IES. HDC owns 50% of this joint venture and for the year ended December 31, 1997, accounted for the investment under the equity method. Therefore, HDC's share of revenues and expenses related to this joint venture have been included with "Interest Expense and Other." Revenues for 1996 included $26.4 million related to gas marketing sales now associated with the joint venture. In addition, the softening market for the environmental and engineering services business and the transfer of the power marketing business to a joint venture formed with Cargill Incorporated contributed to the decline in revenues for 1997. See Note 14 of "Notes to Consolidated Financial Statements" for a further discussion of this joint venture.

        In addition to the revenues of the nonregulated businesses, other revenues also include the water operations of WP&L. These revenues were $4.7 million in 1997 and $4.2 million in 1996.

   Other Operation and Cost of Non-Utility Energy

        Other operation and cost of non-utility energy expense includes expenses related to WP&L, WPLH and the nonregulated businesses of HDC. The distribution of other operations expense was as follows:

                                                          1997       1996
                                                           (in millions)
    WP&L  . . . . . . . . . . . . . . . . . . . . . .    $131.4     $140.3
    Nonregulated businesses and parent company
      operations  . . . . . . . . . . . . . . . . . .     123.4      177.3
                                                          -----      -----
                                                         $254.8     $317.6
                                                          =====      =====

        Contributing to the decrease in other operation and cost of non-utility energy was the recording of HDC's share of the expenses associated with the gas marketing joint venture under "Interest Expense and Other," as discussed above. Operating expenses at the nonregulated businesses for the year ended December 31, 1996, included $30.8 million related to gas marketing sales now associated with the joint venture. In 1997, these expenses were included with "Interest Expense and Other", as previously discussed under "Fees, Rents, Non-Utility Energy Sales and Other Revenues." In addition, the softening market for the environmental and engineering services business and the reduced activity in the electric power area of the energy marketing subsidiary also contributed to the decline in other operations expense for 1997.

        Conservation expense at WP&L was reduced significantly under the retail rate order, effective April 29, 1997. This reduction decreased WP&L's operating expenses by $8.8 million in 1997 compared with the same period in 1996. Partially offsetting this decrease was an additional $3.0 million of operating expense in the fourth quarter of 1997, associated with an early retirement program for eligible bargaining unit employees.

   Maintenance Expense

        Maintenance expense increased as a result of higher plant maintenance expenses at Kewaunee and several of WP&L's coal-fired plants, as discussed above under "WPLH Electric Operations."

   Depreciation and Amortization

        Depreciation expense increased due to higher depreciation rates at WP&L approved by the PSCW, effective January 1, 1997, and property additions. The increases approved by the PSCW included higher depreciation expense for Kewaunee, based on the use of an accelerated plant end-of-life, increased contributions to the nuclear decommissioning trust fund and other items. (See "Liquidity and Capital Resources - Capital Requirements" for additional information). In 1997, HDC recognized an after-tax loss of $1.1 million as a result of a write-off of nonproductive assets in its environmental and engineering services business.

   Interest Expense and Other

        The increase in interest expense and other is primarily the result of non-recurring gains which contributed 5 cents per share in 1997 and 19 cents per share in 1996.

   Income Taxes

        The decrease in income taxes between periods reflects lower taxable income, an adjustment of prior period taxes and increased affordable housing and historical tax credits.


              WPLH RESULTS OF OPERATIONS - 1996 COMPARED WITH 1995

   Overview

        WPLH reported consolidated net income from continuing operations of $73.2 million or $2.38 per share for 1996, as compared to $71.6 million or $2.33 per share for 1995. Earnings per share for 1996 and 1995 were $2.34 and $1.90, respectively, reflecting the impact of the discontinued operations.

        The increase in earnings in 1996 primarily reflects the operations of WPLH's utility subsidiary, WP&L. Continued customer growth in the service territory and increased power marketing activity contributed to a $9 million increase in electric margin in 1996 as compared with 1995. The 1996 gas margin also increased due primarily to higher weather-driven sales. (See "WPLH Electric Operations" and "WPLH Gas Operations" below). In addition, a $3.4 million after-tax gain on the sale of a combustion turbine was recognized during 1996. These events were partially offset by higher plant maintenance and depreciation expenses in 1996.

        HDC, parent company of WPLH's nonregulated operations, reported a loss from continuing operations of $3.5 million for 1996 compared with a loss from continuing operations of $1.5 million for 1995. HDC's 1996 results were adversely impacted by contract losses early in 1996 associated with the start-up of the energy marketing business as well as a softening market for the environmental and engineering services business. Partially offsetting these losses was an after-tax gain of $2.5 million in 1996, related to the sale of HDC's investment in assisted living properties.

        WPLH also recognized a 1996 after-tax loss of $1.3 million resulting from additional fees and expenses related to the discontinued operations which is discussed in Note 12 of "Notes to Consolidated Financial Statements."

   WPLH Electric Operations
                            Revenues and Costs                       kWhs Sold                       Customers at
                              (In Thousands)                       (In Thousands)                      Year End
                             1996        1995       Change       1996         1995       Change     1996       1995     Change

    Residential . . . .    $201,690     $199,850       1%     2,979,826     2,937,825      1%      336,933   329,643      2%
    Commercial  . . . .     105,319      102,129       3%     1,814,324     1,773,406      2%       45,669    44,730      2%
    Industrial  . . . .     143,734      140,562       2%     3,985,672     3,872,520      3%          815       795      3%
    Sales for resale  .     131,836       97,350      35%     5,245,812     3,109,385     69%           90        48     88%
    Other . . . . . . .       6,903        6,433       7%        57,757        54,042      7%        1,730     1,294     34%
                           --------     --------             ----------    ----------              -------   -------
        Total . . . . .     589,482      546,324       8%    14,083,391    11,747,178     20%      385,237   376,510      2%
                                                             ==========    ==========   ====       =======   =======  =====
    Electric Production     114,470      116,488      (2%)
      Fuels . . . . . .
    Purchased Power . .      81,108       44,940      80%
                          ---------    ---------
        Margin  . . . .    $393,904     $384,896       2%
                         ==========   ==========   =====

        Electric margin increased $9.0 million, or 2%, during 1996 compared with 1995 primarily due to higher sales to commercial and industrial customers as well as other utilities combined with reduced costs per kWh for electric production fuels and purchased power. Although fuel and purchased power costs declined on a per kWh basis, purchased power expense increased by 80%. This increase was due to WP&L's higher level of sales to other utilities as well as a $5.0 million increase in purchased power related to the purchase of replacement power during the extended 1996 refueling outage at Kewaunee. Partially offsetting increased purchased power costs were slightly lower delivered coal and nuclear fuel costs per kWh.

   WPLH Gas Operations
                       Revenues and Costs                 Therms Sold                    Customers at
                         (In Thousands)                 (In Thousands)                     Year End
                         1996      1995      Change     1996       1995      Change     1996      1995      Change

    Residential . .    $90,382    $70,382     28%     142,974    126,903      13%     133,580   129,576       3%
    Commercial  . .     46,703     35,411     32%      91,665     82,448      11%      16,083    15,724       2%
    Industrial  . .     11,410     17,984    (37%)     19,974     21,435      (7%)        529       566      (7%)
    Transportation
      and other . .     17,132     15,388     11%     185,671    168,702      10%         252       227      11%
                       -------    -------             -------    -------              -------   -------
      Total . . . .    165,627    139,165     19%     440,284    399,488      10%     150,444   146,093       3%
                                                      =======    =======   =====      =======   =======   =====
    Purchased Gas .    104,830     84,002     25%
                       -------    -------
      Margin  . . .    $60,797    $55,163     10%
                       =======    =======  =====


        Gas margins increased $5.6 million, or 10%, during 1996 compared with 1995 primarily as a result of higher sales. Therm sales increased 10% due to a combination of colder weather during the first five months of 1996 as compared to 1995, and customer growth of 3%. The 19% increase in gas revenues reflects not only the higher therm sales but also the pass through of higher natural gas costs to WP&L's customers. WP&L realized favorable contributions to gas margins of $1.1 million and $0.8 million for 1996 and 1995, respectively, due to favorable gas procurement activities. Refer to the "Liquidity and Capital Resources - Rates and Regulatory Matters" section below for further discussion of this adjustment mechanism.

   Fees, Rents, Non-Utility Energy Sales and Other Revenues

        Fees, rents, non-utility energy sales and other revenues primarily reflect sales and revenues of WPLH's nonregulated subsidiaries, consolidated under HDC, as adjusted for discontinued operations. Revenues of the principal businesses of HDC were as follows:

                                                   1996         1995
                                                     (in millions)
    Environmental and engineering services         $84.8        $88.6
    Energy marketing  . . . . . . . . . . .         73.8         12.6
    Other . . . . . . . . . . . . . . . . .         14.9         16.4
                                                   -----        -----
                                                  $173.5       $117.6
                                                   =====        =====

        Energy marketing revenues were higher due to an increase in the volume of electric power and natural gas sales by the energy marketing subsidiary. The subsidiary meets these sales commitments through spot market purchases and short-term purchase contracts. (See "Other Operation and Cost of Non-Utility Energy"). Revenues at the environmental and engineering services business were lower in 1996 due to a softening market for environmental services.

        In addition to the revenues of the nonregulated businesses, other revenues also include the water operations of WP&L. These revenues were $4.2 million in both 1996 and 1995.

   Other Operation and Cost of Non-Utility Energy

        Other operation and cost of non-utility energy expense includes expenses related to WP&L, the parent company and the nonregulated businesses of HDC. The distribution of other operations expense was as follows:


                                                     1996         1995
                                                       (in millions)
   WP&L . . . . . . . . . . . . . . . . . . . .      $140.3       $139.3
   Nonregulated businesses and parent
    company operations . . . . . . . . . . . . .      177.3        113.4
                                                     ------        -----
                                                     $317.6       $252.7
                                                     ======        =====

        The increase in operations expense associated with the nonregulated businesses is primarily a result of increased volume at the energy marketing subsidiary. Several commitments made in early 1996 resulted in substantial losses. On a comparative basis, the non-utility energy marketing business incurred net losses of 17 cents per share in 1996 and 3 cents per share in 1995.

        The environmental and engineering services business also incurred higher contract related costs which were partially offset by labor and benefit savings. The environmental and engineering services business lost 4 cents per share in 1996 as compared to a 7 cent per share contribution in 1995.

        Operating expenses in the affordable housing business were significantly reduced in 1996 as operations support was outsourced and development activity was curtailed. After adjusting for the tax benefits and credits associated with this business, the affordable housing business contributed approximately 8 cents per share in 1996 including 2 cents per share related to the sale of two properties. In 1995, the affordable housing business contributed 4 cents per share.

   Maintenance

        Maintenance expense increased due to higher plant maintenance and the extended 1996 refueling outage at Kewaunee (See "Liquidity and Capital Resources - Capital Requirements" below).

   Depreciation and Amortization

        Depreciation and amortization expense increased $4.4 million as a result of property additions and greater amortization of contributions in aid of construction (a reduction of expense) in 1995.

   Interest Expense and Other

        The $9.1 million increase in other income is the result of two significant gains recognized in 1996. The sale of a combustion turbine by WP&L resulted in other income of $5.7 million. In addition, HDC recognized a gain of $4.2 million on the sale of its investment in assisted living properties. Interest expense was lower in 1996 as compared to 1995 as a result of less short-term debt outstanding and a slight decrease in interest rates.

   Income Taxes

        Income taxes increased for 1996 as a result of higher taxable income. The effective tax rate on continuing operations was 35.4% and 32.5% for 1996 and 1995, respectively. The lower rate in 1995 was the result of prior years' tax contingencies resolved favorably in 1995 and increased non-deductible Merger expenses in 1996.

             PRO FORMA EARNINGS PER SHARE INFORMATION AND HISTORICAL
                                IES AND IPC DATA

        Set forth below is information regarding pro forma earnings per share (basic and diluted) of the Merged Company and certain historical financial information regarding IES and IPC for the years ended December 31, 1997, 1996 and 1995.

   1997 versus 1996

        The earnings per average common share for the Merged Company on a pro forma basis and for each of WPLH, IES and IPC for the years ended December 31, 1997 and 1996 were as follows:

                                                  1997         1996
    Merged Company pro forma combined*  .         $2.02          $2.10
    WPLH  . . . . . . . . . . . . . . . .          1.99           2.34
    IES . . . . . . . . . . . . . . . . .          2.18           2.04
    IPC . . . . . . . . . . . . . . . . .          2.74           2.69


        The growth in IES's earnings per share in 1997 as compared with 1996 was primarily the result of: a 3.8% increase in electric sales (excluding off-system sales), a lower effective income tax rate, and increased operating income from IES's non-utility operations. The increased earnings were partially offset by higher interest expense, higher utility operating expenses, and start-up expenses in international and domestic growth areas. Expenses incurred defending an unsuccessful hostile takeover bid for IES reduced 1996 earnings per share by 15 cents.

        The growth in IPC's earnings per share in 1997 as compared with 1996 was primarily the result of: electric and gas rate increases, a favorable court ruling regarding the recovery of manufactured gas plant costs (see "Liquidity and Capital Resources - Rates and Regulatory Matters"), and the continued control of operation and maintenance costs. Partially offsetting the increase in earnings were slightly depressed sales due to milder weather and the loss of eight municipal customers to other energy suppliers.

   1996 versus 1995

        The earnings per average common share for the Merged Company on a pro forma basis and for each of WPLH, IES and IPC for the years ended December 31, 1996 and 1995 were as follows:

                                                 1996     1995
    Merged Company pro forma combined*  . . .   $2.10    $1.98
    WPLH  . . . . . . . . . . . . . . . . . .    2.34     1.90
    IES . . . . . . . . . . . . . . . . . . .    2.04     2.20
    IPC . . . . . . . . . . . . . . . . . . .    2.69     2.63


        The decrease in IES's earnings was primarily due to costs incurred in 1996 defending an unsuccessful takeover bid for IES which decreased earnings per share by 15 cents. Increased sales, electric and gas rate increases, and continuing efforts to control costs contributed to the increased earnings for IPC.

        * The pro forma earnings per share reflect the impact of the discontinued operations recorded by WPLH in 1996 and 1995. For additional information regarding the derivation of the pro forma earnings per share data, see "Interstate Energy Corporation Unaudited Pro Forma Combined Financial Statements" included elsewhere in this Annual Report.

                         LIQUIDITY AND CAPITAL RESOURCES

   Historical WPLH Analysis

        Cash flows from operating activities at WPLH decreased to $151 million in 1997 compared with $191 million in 1996 primarily due to a reduction in net income and working capital. Cash flows used for financing were $2.2 million in 1997 as compared to $72.4 million in 1996 resulting from a net increase in the amount of debt outstanding. Cash flows used for financing activities increased to $72.4 million in 1996 from $31.0 million in 1995 due to the net change in short-term debt. Cash flows used for investing activities were significantly lower in 1996 as compared with 1997 and 1995 due to the proceeds received in 1996 from both the sale of other property and equipment and the sale of a subsidiary and investments. Times interest earned before income taxes for WPLH for 1997, 1996 and 1995 was 3.19, 3.82 and 3.55, respectively.

   Prospective Considerations

        The capital requirements of the Merged Company will be primarily attributable to its utility subsidiaries' construction and acquisition programs, its debt maturities and business opportunities of New Diversified. The Merged Company anticipates that future capital requirements will be met by cash generated from operations and external financing. The level of cash generated from operations is partially dependent upon economic conditions, legislative activities, environmental matters and timely regulatory recovery of utility costs. The Merged Company's liquidity and capital resources will be affected by costs associated with environmental and regulatory issues. Emerging competition in the utility industry could also impact the Merged Company's liquidity and capital resources, as discussed previously in the "Utility Industry Outlook" section.

        The Merged Company has interests in the international arena. At December 31, 1997, IES had approximately $57 million of investments in foreign entities. At December 31, 1997, WPLH and IPC did not have material foreign investments. The Merged Company continues to explore additional international investment opportunities. Such investments may carry a higher level of risk than the Merged Company's traditional domestic utility investments or New Diversified's domestic investments. Such risks could include foreign government actions, foreign economic and currency risks and others.

        The Merged Company is engaged in pursuing various potential business development opportunities, including international as well as domestic investments, and is devoting resources to such efforts. The Merged Company is striving to select investments where the international and other risks are both understood and manageable.

        At December 31, 1997, IES and IPC had investments in the stock of McLeodUSA Inc. (McLeod), a telecommunications company, valued at $327 million and $1.4 million (as compared to a cost basis of $29 million and $0.1 million), respectively. Pursuant to the applicable accounting rules, the carrying value of the investments are adjusted to the estimated fair value each quarter based on the closing price at the end of the quarter. The adjustments do not impact earnings as the unrealized gains or losses, net of taxes, are recorded directly to the common equity section of the balance sheet. In addition, any such gains or losses are reflected in current earnings only at the time they are realized through a sale. IES and IPC have entered into agreements with McLeod which restricts the sale or disposal of its shares without the consent of the McLeod Board of Directors until September and June 1998, respectively.

        The Merged Company had certain financial guarantees and commitments outstanding at December 31, 1997 which are not reflected in the pro forma consolidated financial statements. They generally consist of third-party borrowing arrangements and lending commitments as well as guarantees of financial performance of syndicated affordable housing properties. Management believes the possibility of the Merged Company having to make any material cash payments under these agreements is remote.

   Financing and Capital Structure

        Access to the long-term and short-term capital and credit markets, and costs of external financing, are dependent on creditworthiness. The debt ratings of the Merged Company and certain subsidiaries are as follows:

                                                                  Standard &
                                                       Moody's      Poor's
                                                        (As of       (As of
                                                       3/26/98)    3/2/98)
    IESU  . . . . . .  - Secured long-term debt           A2          A+
                       - Corporate credit rating
                         (a)                             N/A          A+
                       - Unsecured long-term debt         A3           A
    WP&L  . . . . . .  - Secured long-term debt          Aa2          AA
                       - Corporate credit rating
                         (a)                             N/A          AA-
                       - Unsecured long-term debt        Aa3          A+
    IPC . . . . . . .  - Secured long-term debt           A1          A+
                       - Corporate credit rating         N/A          A+
                       - Unsecured long-term debt         A2           A
    New Diversified .  - Commercial paper                 P2          A1
    Merged Company. .  - Corporate credit rating
                         (a)                             N/A          A+
                       - Commercial paper (b)             P1          A1
   __________

   (a) The "Corporate credit rating" is the overall rating of the parent company and is used by Standard & Poor's but not by Moody's.

   (b) Upon consummation of the Merger, IESU, WP&L and IPC will participate in a utility money pool which will be funded, as needed, by the Merged Company through the issuance of commercial paper. This utility money pool replaces the commercial paper programs previously held at IESU, WP&L and IPC.

        The following material long-term debt financing activities involving subsidiaries of the Merged Company took place in 1997 -

     - On April 28, 1997, WP&L entered into an interest rate forward contract to hedge interest rate risk related to the anticipated issuance of $105 million of long-term debt securities. The securities were issued on June 30, 1997 (7.00% interest rate, maturing in 2007) and the forward contract was settled which resulted in a cash payment of $3.8 million by WP&L. This payment is being recognized as an adjustment to interest expense over the life of the new debt securities to approximate the interest rate implicit in the forward contract.

     -  WP&L utilized the net proceeds from the issuance of the $105 million
        of debt securities described above to repay maturing   short-term
        debt, finance utility construction expenditures and to repay at maturity $55 million of WP&L's First Mortgage Bonds, Series Z, 6.125%.

     - In October 1997, Diversified entered into a 3-Year Credit Agreement with various banking institutions which replaced its variable rate credit facility. The agreement extends through October 2000, with one-year extensions available upon agreement by the parties. Unused borrowing availability under this agreement is also used to support Diversified's commercial paper program. A combined maximum of $450 million of borrowings under this agreement and the commercial paper program may be outstanding at any one time. Interest rates and maturities are set at the time of borrowing. The rates are based upon quoted market prices and the maturities are less than one year. At December 31, 1997, Diversified had $182 million of borrowings outstanding under this facility with interest rates ranging from 6.05%-7.30%. New Diversified intends to continue borrowing under the renewal options of this facility and no conditions exist at December 31, 1997 that would prevent such borrowings. Accordingly, this debt is classified as long-term. In addition, Diversified also entered into a $150 million 364-Day Credit Agreement as discussed later.

     - In August 1997, IESU issued $135 million of 6.625% Senior Debentures, due 2009. The proceeds from these debentures were used to reduce IESU's short-term borrowings.

     - IESU repaid at maturity $8 million of 6.125% First Mortgage Bonds during the second quarter of 1997.

     - Also in the second quarter of 1997, IESU issued $55 million of Collateral Trust Bonds, 6.875%, due 2007. Holders thereof may elect to have their Collateral Trust Bonds redeemed, in whole but not in part, on May 1, 2002, at 100% of the principal amount thereof, plus accrued interest. The proceeds from the Collateral Trust Bonds were used to refinance $15 million of Series L, 7.875% First Mortgage Bonds, $30 million of Series M, 7.625% First Mortgage Bonds and $10 million of 7.375% First Mortgage Bonds.

     - IPC repaid at maturity $17 million of 6.125% First Mortgage Bonds in May 1997.

        Other than the Merged Company's periodic sinking fund requirements, which will not require additional cash expenditures, the following long-term debt (in millions) will mature prior to December 31, 2002:

                     IESU  . . . . . . . . . .      $185.1
                     IPC . . . . . . . . . . .         8.1
                     WP&L  . . . . . . . . . .        10.8
                     New Diversified . . . . .       207.6
                                                     -----
                     Merged Company  . . . . .      $411.6
                                                     =====


        Depending upon market conditions, it is currently anticipated that a majority of the maturing debt will be refinanced with the issuance of long-term securities.

        IESU, IPC and WP&L currently have no authority from their applicable federal/state regulatory commissions or the Securities and Exchange Commission (SEC) to issue additional long-term debt. The companies are evaluating their future financing needs and will make the necessary regulatory filings as needed.

        Under the most restrictive terms of their respective indentures, WP&L, IESU and IPC could have issued at least $276 million, $234 million and $200 million of long-term debt at December 31, 1997, respectively.

        The various charter provisions of the subsidiaries of the Merged Company authorize and limit the aggregate amount of additional shares of Cumulative Preferred Stock and Cumulative Preference Stock that may be issued. At December 31, 1997, the companies could have issued the following additional shares of Cumulative Preferred or Preference Stock:

                                  IESU        IPC        WP&L         IES
    Cumulative Preferred  . .       -      1,238,619   2,700,775   5,000,000
    Cumulative Preference . .    700,000   2,000,000       -           -


   The capitalization ratios of WPLH, IES and IPC at year-end were as follows:

                            Pro Forma          WPLH               IES                IPC
                             Combined
                               1997        1997    1996     1997      1996      1997     1996

    Common equity . . . .         51%       54%    59%       49%       47%       52%      50%
    Preferred stock . . .          3         5      6         1         1         8        8
    Long-term debt  . . .         46        41     35        50        52        40       42
                                ----      ----   ----      ----      ----      ----     ----
                                 100%      100%   100%      100%      100%      100%     100%

        For interim financing, WP&L, IESU and IPC are authorized by the applicable federal or state regulatory agency to issue short-term debt as follows (in millions) at December 31, 1997:

                                         WP&L         IESU          IPC
    Regulatory authorization  . . .      $138          $200         $75

    Short-term debt outstanding . .      $ 81             -         $34


        WPLH also had $42 million of short-term debt outstanding at December 31, 1997. In addition to providing for ongoing working capital needs, this availability of short-term financing provides the companies flexibility in the issuance of long-term securities. The level of short-term borrowing fluctuates based on seasonal corporate needs, the timing of long-term financing, and capital market conditions. To maintain flexibility in its capital structure and to take advantage of favorable short-term rates, WP&L and IESU also use proceeds from the sale of accounts receivable and unbilled revenues to finance a portion of their long-term cash needs. The Merged Company anticipates that short-term debt will continue to be available at reasonable costs due to current ratings by independent utility analysts and rating services.

        WPLH, IES and IPC had the following bank lines of credit (in millions) at December 31, 1997 available to support its borrowings:

                                       WPLH       IES      IPC
    Bank lines of credit  . . . . . .  $170       $45      $53
    Amount utilized . . . . . . . . .     -       $11      $34


        Commitment fees are paid to maintain these lines and there are no conditions which restrict the unused lines of credit. From time to time, the Merged Company may borrow from banks and other financial institutions in lieu of commercial paper, and has agreements with several financial institutions for such borrowings. There are no commitment fees associated with these agreements and there were no borrowings outstanding under these agreements at December 31, 1997.

        In October 1997, Diversified entered into a 364-Day Credit Agreement with various banking institutions. The agreement extends through October 20, 1998, with 364 day extensions available upon agreement by the parties. The unborrowed portion of this agreement is also used to support Diversified's commercial paper program. A combined maximum of $150 million of borrowings under this agreement and the commercial paper program may be outstanding at any one time. Interest rates and maturities are set at the time of borrowing. The rates are based upon quoted market prices and the maturities are less than one year. There were no borrowings under this facility at December 31, 1997.

        Given the above financing flexibility available to the Merged Company, management believes it has the necessary financing capabilities in place to adequately finance its capital requirements for the foreseeable future.

   Capital Requirements

   General

        Capital expenditure and investment and financing plans are subject to continual review and change. The capital expenditure and investment programs may be revised significantly as a result of many considerations, including changes in economic conditions, variations in actual sales and load growth compared to forecasts, requirements of environmental, nuclear and other regulatory authorities, acquisition and business combination opportunities, the availability of alternate energy and purchased power sources, the ability to obtain adequate and timely rate relief, escalations in construction costs and conservation and energy efficiency programs.

        The Merged Company's anticipated construction and acquisition expenditures for 1998 are estimated to be approximately $630 million, consisting of approximately $277 million in its utility operations, $190 million for energy-related international investments and $163 million for new business development initiatives at New Diversified. The level of 1998 domestic and international investments could vary significantly from the estimates noted here dependent on actual investment opportunities as well as the timing of the opportunities. The Merged Company estimates it will spend approximately $1.2 billion on utility construction and acquisition expenditures during 1999-2002. The strategy related to the construction and acquisition program for New Diversified during 1999-2002 is currently being finalized. New Diversified expects to invest in energy products and services in domestic and international markets, industrial services initiatives and other strategic initiatives.

        One of the Merged Company's objectives is to finance utility construction expenditures through internally generated funds supplemented, when required, by outside financing. The Merged Company anticipates funding the large majority of its utility construction expenditures during 1998-2002 through internally generated funds, supplemented by external financings as needed. Funding of a majority of the New Diversified construction and acquisition expenditures is expected to be completed with external financings.

   Nuclear Facilities

        The Merged Company owns interests in two nuclear facilities, Kewaunee and the Duane Arnold Energy Center (DAEC). Set forth below is a discussion of certain matters impacting these facilities.

        Kewaunee, a 535-megawatt (nameplate capacity) pressurized water reactor plant, is operated by Wisconsin Public Service Corporation (WPSC) and is jointly owned by WPSC (41.2%), WP&L (41.0%), and Madison Gas & Electric Company (MG&E) (17.8%). The Kewaunee operating license expires in 2013.

        Kewaunee returned to service on June 12, 1997 after having been out of service since September 21, 1996 for refueling, routine maintenance, and repair of the two steam generators. The original Kewaunee steam generator tubes are susceptible to corrosion. Tubes are repaired by inserting sleeves (tubes within tubes) in the original steam generator tubes. The most recent repair was undertaken when previously repaired tubes failed. The repair consisted of removing old sleeves and inserting new slightly longer sleeves which cover the areas of concern in the original steam generator tubes. The new sleeves will be inspected during the next refueling and maintenance outage which is scheduled for the Fall of 1998. As of this filing, Kewaunee had remained in continuous operation since the plant was returned to service with the exception of a one-week outage for replacement of a reactor coolant pump seal. Kewaunee is operating at 97% of rated capacity because certain steam generator tubes have been removed from service rather than repaired.

        In accordance with the PSCW authorization, WP&L had deferred $3.1 million at December 31, 1997, associated with Kewaunee steam generator repair costs. In March 1998, the PSCW approved recovery of these costs through a customer surcharge effective April 1, 1998 through May 31, 1998.

        The total cost of replacing the two steam generators would be approximately $89.0 million of which WP&L's share would be $36.5 million. Because of work already completed, the elapsed time from placing a firm order for steam generators to receiving delivery has been shortened to approximately 22 months.

        The owners of Kewaunee have differing views on the desirability of proceeding with the steam generator replacement project. Although the new resleeving repair technology may allow the plant to remain in service for an extended period of time, WPSC favors replacement at the earliest possible date because of reliability and cost concerns related to steam generator repairs. WP&L and MG&E have been unwilling to support replacement. In March 1996, WPSC filed an application with the PSCW for permission to replace the Kewaunee steam generators. This application was approved in April 1998. The issues related to the continued operation and future ownership still need to be resolved before steam generator replacement can proceed. The joint owners continue to analyze and discuss other options related to the future of Kewaunee including various ownership transfer alternatives. If it should become necessary to retire Kewaunee permanently, WP&L would replace the Kewaunee generation through a combination of purchased power, increased generation at existing WP&L generating units and new generating unit additions, if necessary.

        The PSCW has directed the owners of Kewaunee to develop depreciation and decommissioning cost levels based on an expected plant end-of-life of 2002 versus a license end-of-life of 2013. This was prompted by the uncertainty regarding the expected useful life of the plant without steam generator replacement. At December 31, 1997, the net carrying amount of WP&L's investment in Kewaunee was approximately $45.7 million. The current cost of WP&L's share of the estimated costs to decommission Kewaunee is $181.3 million and exceeds the trust assets at December 31, 1997 by $68.9 million. The costs of decommissioning are assumed to escalate at an annual rate of 5.83%. WP&L's retail customers in the Wisconsin jurisdiction are responsible for approximately 80% of WP&L's share of Kewaunee costs.

        As a result of accelerating the recovery of WP&L's share of Kewaunee related costs, depreciation expense and decommissioning funding will increase approximately $3.0 million (from $4.8 million to $7.8 million) and $5.4 million (from $10.7 million to $16.1 million), respectively, on an annualized basis. During 1997, $6.5 million of depreciation expense related to unrecovered plant investment was recognized compared to $4.8 million which was recognized in 1996. During 1997, decommissioning expense associated with funding increased to $14.3 million from $10.7 million in 1996. The $14.3 million represents a combination of the annual funding levels in accordance with UR-109 through April 29, 1997 and UR-110 post-April 29, 1997. Customer rates, which became effective in Wisconsin on April 29, 1997, are designed to recover the accelerated Kewaunee depreciation and decommissioning costs.

        DAEC, a 520-megawatt boiling water reactor plant, is operated by IESU and IESU has a 70% ownership interest in the plant. The DAEC operating license expires in 2014. Pursuant to the most recent electric rate case order, the IUB allows IESU to recover $6.0 million annually for the cost to decommission the DAEC. The current recovery figures are based on an assumed cost to decommission the DAEC of $252.8 million, which is IESU's 70% portion in 1993 dollars, based on the Nuclear Regulatory Commission
   (NRC) minimum formula (which exceeds the amount in the current site-specific study completed in 1994). At December 31, 1997, IESU had $77.9 million invested in external decommissioning trust funds and also had an internal decommissioning reserve of $21.7 million recorded as accumulated depreciation.

        Refer to the "Other Matters - Environmental" section for a discussion of various issues impacting the Merged Company's future capital requirements.

   Rates and Regulatory Matters

        In November 1997, as part of its merger approval, FERC accepted a proposal by IESU, WP&L, and IPC, which provides for a four-year freeze on wholesale electric prices beginning with the effective date of the Merger.

   WP&L

        In connection with its approval of the Merger, the PSCW accepted a WP&L proposal to freeze rates for four years following the date of the Merger. A re-opening of an investigation into WP&L's rates during the rate freeze period, for both cost increases and decreases, may occur only for single events that are not Merger-related and have a revenue requirement impact of $4.5 million or more.

        In rate order UR-110, the PSCW approved new rates effective April 29, 1997 through 1998. On average, WP&L's retail electric rates declined by 2.4% and retail gas rates declined by 2.2%. Other items included in the rate order were: authorization of a surcharge to collect replacement power costs while Kewaunee remained out of service for the period effective April 29, 1997 through July 1, 1997; authorization of an increase in the return on equity to 11.7% from 11.5%; reinstatement of the electric fuel adjustment clause; continuation of a modified gas performance based ratemaking incentive mechanism; and a modified SO2 incentive. In addition, the PSCW ordered that it must approve the payment of dividends by WP&L to its parent company that are in excess of the level forecasted in the rate order ($58.3 million), if such dividends would reduce WP&L's average common equity ratio below 52.00% of total capitalization. Based on a 13-month average for 1997, WP&L's common equity ratio was 52.56%.

        The retail electric rates are based in part on forecasted fuel and purchase power costs. Under PSCW rules, Wisconsin utilities can seek emergency rate increases if these costs are more than three percent higher than the estimated costs used to establish rates. In WP&L's case, actual fuel costs since May 1997 have been higher than estimated and are expected to remain well above the estimated levels in 1998. As a result, WP&L has asked the PSCW to approve a rate increase. It is expected that the PSCW will issue a decision in the second quarter of 1998. Any increase approved by the PSCW will be implemented on a prospective basis.

        The gas performance incentive was modified to eliminate the maximum gain or loss to be recognized by WP&L. Previously, this incentive was limited to $1.1 million to WP&L. The incentive includes a sharing mechanism, whereby 40% of all gains and losses relative to current commodity prices as well as other benchmarks are recognized by WP&L rather than refunded to or recovered from customers.

   IESU

        In September 1997, IESU agreed with the IUB to provide Iowa customers a four-year retail electric and gas price freeze commencing on the effective date of the Merger. The agreement excluded price changes due to government-mandated programs, such as energy efficiency cost recovery or unforeseen dramatic changes in operations. In addition, the price freeze does not preclude a review by either the IUB or Office of Consumer Advocate (OCA) into whether IESU is exceeding a reasonable return on common equity.

        Under provisions of the IUB rules, IESU is currently recovering the costs it has incurred for its energy efficiency programs. There have been several cost recovery filings made and approved by the IUB over the course of the last few years. Generally, the costs incurred through July 1997 are being recovered over various four-year periods. The IUB commenced a rulemaking in January 1997 to implement statutory changes allowing concurrent recovery and a final order in this proceeding was issued in April 1997. The new rules allowed IESU to begin concurrent recovery of its prospective expenditures on August 1, 1997. The implementation of these changes will gradually eliminate the regulatory asset that was created under the prior rate making mechanism as these costs are recovered.

        IESU has the following amounts of energy efficiency costs included in regulatory assets on its Consolidated Balance Sheets (in thousands):

                                Four-Year
                                 Recovery       December 31,    December 31,
                                Beginning            1997           1996
    Costs incurred through
      1993  . . . . . . . . .      6/95            $ 7,779         $12,834
    Costs incurred in
      1994-1995 . . . . . . .      8/97             30,924          33,161
    Costs incurred from
      1/96-7/97 . . . . . . .      8/97             19,847          15,087
    Under collection of
      concurrent recovery . .      N/A                 850               -
                                                   -------         -------
                                                   $59,400         $61,082
                                                   =======         =======


   IPC

        In September 1997, IPC agreed with the IUB to provide Iowa customers a four-year retail electric and gas price freeze commencing on the effective date of the Merger. The agreement excluded price changes due to government-mandated programs, such as energy efficiency cost recovery, or unforeseen dramatic changes in operations. In addition, the price freeze does not preclude a review by either the IUB or OCA into whether IPC is exceeding a reasonable return on common equity. IPC also agreed with the MPUC and Illinois Commerce Commission to four-year and three-year rate freezes, respectively, commencing on the effective date of the Merger.

        On September 30, 1997, the IUB approved a settlement between IPC and the OCA which provided for an electric rate reduction of approximately $3.2 million annually. The reduction applied to all bills rendered on and after October 7, 1997.

        In May 1995, IPC filed an application with the MPUC for an increase in gas rates in an annual amount of $2.4 million. Increased interim rates in an annual amount of $1.5 million were placed in effect in June 1995. On February 29, 1996, MPUC issued an order allowing an increase in gas rates of $2.1 million. Rates reflecting the increase were implemented in September 1996. The Department of Public Service and the Office of Attorney General appealed the MPUC's decision. The appeal was denied by the Minnesota Court of Appeals on February 18, 1997. On March 21, 1997, the Department of Public Service and the Office of Attorney General appealed the decision of the Court of Appeals (and the MPUC) to the Minnesota Supreme Court. On January 8, 1998, the Minnesota Supreme Court upheld the MPUC's initial decision allowing IPC to recover $4.9 million of manufactured gas plant clean-up expenses over a 10 year period.

        IPC is also recovering its energy efficiency costs in Iowa in a similar manner as IESU and began its concurrent cost recovery in October 1997. IPC has the following amounts of energy efficiency costs to be recovered in Iowa included in regulatory assets on its Balance Sheets (in thousands):

                                       Four-Year
                                       Recovery   December 31,  December 31,
                                       Beginning      1997          1996
    Costs incurred through 1992 . .     10/94      $    912      $  2,128
    Costs incurred in 1993-1995 . .      5/97        16,576        19,193
    Costs incurred from 1/96-9/97 .     10/97         9,796         6,042
                                                    -------       -------
                                                    $27,284       $27,363
                                                    =======       =======


        In addition, IPC had $2.7 million and $2.5 million at December 31, 1997 and December 31, 1996, respectively, included in regulatory assets for energy efficiency recoveries in Minnesota.

        Assuming capture of the Merger-related synergies described under the caption "Merger" above and no significant legislative or regulatory changes affecting its utility subsidiaries, the Merged Company does not expect the Merger-related electric and gas price freezes to have a material adverse effect on its financial position or results of operations.

                                  OTHER MATTERS

   Year 2000

        The Merged Company utilizes software, embedded systems and related technologies throughout its businesses that will be affected by the date change in the Year 2000. An internal task force has been assembled to review and develop the full scope, work plan and cost estimates to ensure that the Merged Company's systems continue to meet its internal and customer needs.

        Phase I of the project, which encompassed a review of the necessary software modifications that will need to be made to the Merged Company's financial and customer systems, has been completed. The Merged Company currently estimates that the remaining costs to be incurred on this phase of the project will be approximately $4 million to $8 million in the aggregate.

        The task force has also begun Phase II of the project which is an extensive review of the Merged Company's embedded systems for Year 2000 conversion issues. The task force has inventoried critical embedded operating systems and is working with the system vendors to ascertain Year 2000 compliance of these systems. The task force is also developing detailed plans for testing and remediating critical systems (i.e., systems whose failure could affect employee safety or business operations).

        As part of an awareness effort, the Merged Company has also notified its utility customers of its Year 2000 project efforts. Key suppliers are also being contacted to confirm their Year 2000 readiness plans. Efforts are also underway to develop contingency plans for critical embedded operating systems. The Merged Company is currently unable to estimate the costs to be incurred on this phase of the project but does believe that the costs will be significant. An estimate of the expenses to be incurred on this phase of the project is expected to be available by the third quarter of 1998.

        The goal of the Merged Company is to have all the material Year 2000 conversions made sufficiently in advance of December 31, 1999 to allow for unanticipated issues. At this time, management is unable to determine if the Year 2000 issue will have a material adverse effect on the Merged Company's financial position or results of operations.

        In April 1998, WP&L filed a request with the PSCW requesting deferral treatment of Year 2000 costs in excess of $4.5 million. Currently, management cannot predict the action the PSCW may take regarding this request.

   Labor Issues

        The status of the collective bargaining agreements at each of the utilities is as follows:

                                               IESU     WP&L  IPC
    Number of collective bargaining
      agreements  . . . . . . . . . . . . .      6        1     3
    Percentage of workforce covered by
      agreements  . . . . . . . . . . . . .     53       69    64


        There are two agreements at IESU expiring in 1998 and the number of employees covered under these agreements is relatively small.

   Financial Instruments

        WPLH has historically had only limited involvement with derivative financial instruments and has not used them for trading purposes. They have been used to manage well-defined interest rate and commodity price risks. WP&L historically has entered into interest rate swap agreements to reduce the impact of changes in interest rates on its floating-rate long-term debt, short-term debt and the sales of its accounts receivable. The total notional amount of interest rate swaps outstanding was $40 million at December 31, 1997. WPLH has used swaps, futures and options to hedge the price risks associated with the purchase and sale of stored gas at WP&L and with the purchases and sales of gas and electric power at the energy marketing subsidiary. On April 28, 1997, WP&L entered into an interest rate forward contract to hedge interest rate risk related to the anticipated issuance of $105 million of long-term debt securities. See
   Note 8 of the "Notes to Consolidated Financial Statements" for additional information.

        IES historically had a policy that derivative financial instruments were to be used only to mitigate business risks and not for speculative purposes. Derivatives were used on a very limited basis. At December 31, 1997, IES did not have any material derivatives outstanding. IPC had no derivatives outstanding at December 31, 1997. The Merged Company is in the process of developing its policy for the use of derivative financial instruments.

   Accounting Pronouncements

        Statement of Financial Accounting Standards No. 130 (SFAS 130), Reporting Comprehensive Income, was issued by the Financial Accounting Standards Board (FASB) in the second quarter of 1997. SFAS 130 establishes standards for reporting of comprehensive income and its components in a full set of general purpose financial statements. SFAS 130 will require reporting a total for comprehensive income which includes: (a) unrealized holding gains/losses on securities classified as available-for-sale under SFAS 115, (b) foreign currency translation adjustments accounted for under SFAS 52, and (c) minimum pension liability adjustments made pursuant to SFAS 87. SFAS 130 is effective for periods beginning after December 15, 1997.

        Statement of Financial Accounting Standards No. 131 (SFAS 131), Disclosures About Segments of an Enterprise and Related Information, was issued by the FASB in the second quarter of 1997. SFAS 131 requires disclosures for each business segment in a manner consistent with how management disaggregates and evaluates the company, with the addition of quarterly disclosure requirements and a finer partitioning of geographic disclosures. SFAS 131 is effective for periods beginning after December 15, 1997.

   Accounting for Obligations Associated with the Retirement of Long-Lived
   Assets

        The staff of the Securities and Exchange Commission has questioned certain of the current accounting practices of the electric utility industry, including IESU and WP&L, regarding the recognition, measurement and classification of decommissioning costs for nuclear generating stations in financial statements of electric utilities. In response to these questions, the FASB is reviewing the accounting for closure and removal costs, including decommissioning of nuclear power plants. If current electric utility industry accounting practices for nuclear power plant decommissioning are changed, the annual provision for decommissioning could increase relative to 1997, and the estimated cost for decommissioning could be recorded as a liability (rather than as accumulated depreciation), with recognition of an increase in the cost of the related nuclear power plant. Assuming no significant regulatory shift, IESU and WP&L do not believe that such changes, if required, would have an adverse effect on its financial position or results of operations due to its ability to recover decommissioning costs through rates.

   Inflation

        The Merged Company does not expect the effects of inflation at current levels to have a significant effect on its financial position or results of operations.

   Environmental

        The pollution abatement programs of IESU, IPC, WP&L and New Diversified are subject to continuing review and are revised from time to time due to changes in environmental regulations, changes in construction plans and escalation of construction costs. While the Merged Company cannot precisely forecast the effect of future environmental regulations on its operations, it has taken steps to anticipate the future while also meeting the requirements of current environmental regulations.

        IESU, IPC and WP&L all have current or previous ownership interests in properties previously associated with the production of gas at manufactured gas plants (MGP) for which they may be liable for investigation, remediation and monitoring costs relating to the sites. A summary of information relating to the sites is as follows:

                                               IESU       IPC      WP&L
    Number of known sites for which
      liability may exist . . . . . . . .      34         9        14
    Liability recorded at December 31,
      1997 (millions) . . . . . . . . . .     $33.2      $5.8     $ 9.2
    Regulatory asset recorded at December
      31, 1997 (millions) . . . . . . . .     $33.2      $6.2     $16.3


        The companies are working pursuant to the requirements of various federal and state agencies to investigate, mitigate, prevent and remediate, where necessary, the environmental impacts to property, including natural resources, at and around the sites in order to protect public health and the environment. The companies each believe that they have completed the remediation at various sites, although they are still in the process of obtaining final approval from the applicable environmental agencies for some of these sites.

        Each company has recorded environmental liabilities related to the MGP sites; such amounts are based on the best current estimate of the amount to be incurred for investigation, remediation and monitoring costs for those sites where the investigation process has been or is substantially completed, and the minimum of the estimated cost range for those sites where the investigation is in its earlier stages. The Merged Company currently estimates the range of costs to be incurred for the investigation, remediation and monitoring of the sites to be approximately $36 million to $83 million. It is possible that future cost estimates will be greater than the current estimates as the investigation process proceeds and as additional facts become known.

        WP&L completed a comprehensive review of its MGP liability in the third quarter of 1997. This review resulted in a $65 million reduction in the recorded MGP liability, largely due to the approval by the Wisconsin Department of Natural Resources (WDNR) of less costly containment and control strategies as an alternative to excavation processes at various sites. See Note 11 c. of the "Notes to Consolidated Financial Statements" for additional information.

        Under the current rate making treatment approved by the PSCW, the MGP expenditures, net of any insurance proceeds, are deferred and collected from gas customers over a five-year period after new rates are implemented. The MPUC also allows the deferral of MGP-related costs applicable to the Minnesota sites and IPC has been successful in obtaining approval to recover such costs in rates in Minnesota. While the IUB does not allow for the deferral of MGP-related costs, it has permitted utilities to recover its prudently incurred costs. As a result, regulatory assets have been recorded by each company which reflect the probable future rate recovery, where applicable. Considering the current rate treatment, and assuming no material change therein, each of IESU, IPC and WP&L believes that the clean-up costs incurred for these MGP sites will not have a material adverse effect on their respective financial positions or results of operations.

        In April 1996, IESU filed a lawsuit against certain of its insurance carriers seeking reimbursement for its MGP-related costs. Settlement discussions are proceeding with its insurance carriers regarding the recovery of these costs. Settlement has been reached with sixteen carriers. In 1994, IPC filed a lawsuit against certain of its insurance carriers to recover its MGP-related costs. Settlements have been reached with eight carriers. Both companies are continuing their pursuit of additional recoveries. Amounts received from insurance carriers are being deferred by IESU and IPC pending a determination of the regulatory treatment of such recoveries. WP&L has settled with twelve carriers and is also continuing to pursue additional recoveries from other carriers. The three companies are unable to predict the amount of any additional insurance recoveries they may realize.

        The Clean Air Act Amendments of 1990 (Act) require emission reductions of sulfur dioxide (SO2), nitrogen oxides (NOx) and other air pollutants to achieve reductions of atmospheric chemicals believed to cause acid rain. IESU, IPC and WP&L have met the provisions of Phase I of the Act and are in the process of meeting the requirements of Phase II of the Act (effective in the year 2000). The Act also governs SO2 allowances, which are defined as an authorization for an owner to emit one ton of SO2 into the atmosphere. The companies are reviewing their options to ensure they will have sufficient allowances to offset their emissions in the future. The companies believe that the potential costs of complying with these provisions of Title IV of the Act will not have a material adverse impact on their financial position or results of operations.

        The Act and other federal laws also require the United States Environmental Protection Agency (EPA) to study and regulate, if necessary, additional issues that potentially affect the electric utility industry, including emissions relating to ozone transport, mercury and particulate control as well as modifications to the Polychlorinated Biphenyl (PCB) rules. In July 1997, the EPA issued final rules that would tighten the National Ambient Air Quality Standards (NAAQS) for ozone and particulate matter emissions. IESU, IPC and WP&L are currently reviewing the rules to determine what impact they may have on their operations.

        In October 1997, the EPA issued a proposed rule to require 22 states, including Wisconsin, to modify their State Implementation Plans (SIPs) to address the ozone transport issue. The proposed rule would require WP&L to reduce its NOx emissions at all of its plants to .15 lbs/mmbtu. WP&L cannot presently predict the final outcome of this proposal but believes that, under the terms of the proposed rule, it would be required to install controls at its plants and that the cost related thereto would be significant.

        In 1995, the EPA published the Sulfur Dioxide Network Design Review for Cedar Rapids, Iowa, which, based on the EPA's assumptions and worst-case modeling method suggested that the Cedar Rapids area could be classified as "nonattainment" for the NAAQS standards established for SO2. The worst-case modeling suggested that two of IESU's generating facilities contributed to the modeled exceedences. As a result of exceedences at a monitor near one of IESU's generating facilities, the EPA issued a letter to the Iowa Governor's office directing the state to develop a plan of action. In this regard, IESU entered into a consent order with the Iowa Department of Natural Resources (IDNR) in the third quarter of 1997 on this issue. IESU agreed to limit the SO2 emissions from the two noted generating facilities and to install a new stack (potential aggregate capital cost of up to $2.5 million over the next two years) at one of the facilities. The IDNR approved the consent order in the fourth quarter of 1997 and it is expected to be approved by the EPA in the second quarter of 1998.

        Pursuant to a routine internal review of documents, IESU determined that certain changes undertaken during previous years at one of its generating facilities may have required a federal Prevention of Significant Deterioration (PSD) permit. IESU initiated discussions with its regulators on the matter, resulting in the submittal of a PSD permit application in February 1997. IESU expects to receive the permit in the second quarter of 1998. IESU may be subject to a penalty for not having obtained the permit previously; however, IESU believes that any likely actions resulting from this matter will not have a material adverse effect on its financial position or results of operation.

        Pursuant to a separate routine internal review of plant operations, IESU determined that certain permit limits were exceeded in 1997 at one of its generating facilities in Cedar Rapids. IESU has initiated discussions with its regulators on the matter and has proposed a compliance plan which contemplates operational changes. In addition, IESU will be submitting a PSD permit application in the second quarter of 1998. IESU may be subject to a penalty for exceeding permit limits established for this facility; however, management believes that any likely actions resulting from this matter will not have a material adverse effect on IESU's financial position or results of operations.

        A global treaty has been negotiated that could require reductions of greenhouse gas emissions from utility plants. Negotiators left significant implementation and compliance questions open to resolution at meetings to be held starting in November 1998. At this time, the Merged Company is unable to predict whether Congress will ratify the treaty. Given the uncertainty of the treaty ratification and the ultimate terms of the final regulations, the Merged Company cannot currently estimate the impact the implementation of the treaty would have on its operations.

        The Nuclear Waste Policy Act of 1982 (NWPA) assigned responsibility to the U.S. Department of Energy (DOE) to establish a facility for the ultimate disposition of high level waste and spent nuclear fuel and authorized the DOE to enter into contracts with parties for the disposal of such material beginning in January 1998. IESU and WP&L entered into such contracts and have made the agreed payments to the Nuclear Waste Fund
   (NWF) held by the U.S. Treasury. The companies were subsequently notified by the DOE that it was not able to begin acceptance of spent nuclear fuel by January 31, 1998. Furthermore, DOE has experienced significant delays in its efforts and material acceptance is now expected to occur no earlier than 2010 with the possibility of further delay being likely. IESU and WP&L are evaluating and pursuing multiple options, including litigation and legislation to protect its customers and its contractual and statutory rights that are diminished by delays in the DOE program.

        The NWPA assigns responsibility for interim storage of spent nuclear fuel to generators of such spent nuclear fuel, such as IESU and WP&L. In accordance with this responsibility, IESU and WP&L have been storing spent nuclear fuel on site at DAEC and Kewaunee, respectively, since plant operations began. DAEC has current on-site capability to store spent fuel until 2001. IESU is currently reviewing its options to expand on-site storage capability. To provide assurance that both the operating and post-shutdown storage needs are satisfied, a combination of expanding the capacity of the existing fuel pool and construction of a dry cask modular facility are being contemplated. With minor modifications, Kewaunee would have sufficient fuel storage capacity to the end of the license life in 2013. Legislation is being considered on the federal level to provide for the establishment of an interim storage facility as early as 2002.

        The Low-Level Radioactive Waste Policy Amendments Act of 1985 mandates that each state must take responsibility for the storage of low-level radioactive waste produced within its borders. The States of Iowa and Wisconsin are members of the six-state Midwest Interstate Low-Level Radioactive Waste Compact (Compact) which is responsible for development of any new disposal capability within the Compact member states. In June 1997, the Compact commissioners voted to discontinue work on a proposed waste disposal facility in the State of Ohio because the expected cost of such a facility was comparably higher than other options currently available. Dwindling waste volumes and continued access to existing disposal facilities were also reasons cited for the decision. A disposal facility located near Barnwell, South Carolina continues to accept the low-level waste and IESU and WP&L currently ship the waste each produces to such site, thereby minimizing the amount of low-level waste stored on-site. In addition, given technological advances, waste compaction and the reduction in the amount of waste generated, DAEC and Kewaunee each have on-site storage capability sufficient to store low-level waste expected to be generated over at least the next ten years, with continuing access to the Barnwell disposal facility extending that on-site storage capability indefinitely.

        The National Energy Policy Act of 1992 requires owners of nuclear power plants to pay a special assessment into a "Uranium Enrichment Decontamination and Decommissioning Fund." The assessment is based upon prior nuclear fuel purchases. IESU is recovering the costs associated with this assessment through its electric fuel adjustment clauses over the period the costs are assessed. IESU's 70% share of the future assessment at December 31, 1997 was $8.9 million and has been recorded as a liability with a related regulatory asset for the unrecovered amount. WP&L is also recovering these costs from its customers and at December 31, 1997 had a regulatory asset and a liability of $5.9 million and $5.1 million recorded, respectively.

        Whiting Petroleum Corporation (Whiting), a wholly-owned subsidiary of New Diversified, is responsible for certain dismantlement and abandonment costs related to various off-shore oil and gas platforms (and related on-shore plants and equipment), the most significant of which is located off the coast of California. Whiting estimates the total costs for these properties to be approximately $14 million and the expenditures are not expected to be incurred for approximately five years. Whiting accrues these costs as reserves are extracted, resulting in a recorded liability of $8.6 million at December 31, 1997.

   Power Supply

        The power supply concerns of 1997 have raised awareness of the electric system reliability challenges facing Wisconsin and the Midwest region. WP&L was among an 11-member group of Wisconsin energy suppliers that, on October 1, 1997, recommended to the Governor of Wisconsin a series of recommendations to improve electric reliability in the state. The recommendations included additional transmission system capacity to substantially increase Wisconsin's ability to import electricity from other states in the region and additional power plant capacity in eastern Wisconsin. As a result, WP&L and other Wisconsin-based utilities are advocating faster PSCW approval of needed transmission projects.

        On September 24, 1997, the PSCW ordered WP&L and two other Wisconsin utilities to arrange for additional electric capacity to help maintain reliable service for their customers. In response to this order, WP&L has issued a Request for Proposal (RFP) for contracts to provide WP&L with an additional 150 megawatts of electric capacity beginning as early as June 1, 1999. WP&L anticipates its RFP will result in a purchased power arrangement with a contract period of three to eight years and contract extension or "rollover" options. WP&L expects to award the contract at the end of the second quarter of 1998.

        Utility officials noted that it will take time to get new transmission and power plant projects approved and built. While utility officials fully expect to meet customer demands in 1998 and 1999, problems still could arise if there are unexpected power plant outages, transmission system outages or extended periods of extremely hot weather.


         WPLH SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA (Unaudited)

        The following unaudited consolidated quarterly data of WPLH, in the opinion of management, include adjustments which are normal and recurring in nature necessary for the fair presentation of the results of operations and financial position. WP&L's results of operations are a significant portion of the consolidated results. The quarterly amounts were affected by, among other items, WP&L's rate activities, seasonal weather conditions and changes in sales and operating expenses. Refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of these items. Net income in both the first and second quarter of 1997 was lower than the first and second quarter of 1996 primarily due to lower electric and gas margins. The lower margins resulted from warmer weather and several temporary plant outages during the first five months of 1997. In addition, a $3.4 million after-tax gain was recognized on the sale of a combustion turbine in the second quarter of 1996.

                                                               Earnings
                                                              per Share
                           Operating  Operating               (basic and
                            Revenues   Income    Net Income    diluted)
                                (in thousands except per share data)
    Quarter Ended
    1997:
    March 31  . . . . . .  $261,688    $40,637      $21,827        $0.71
    June 30 . . . . . . .   206,681     19,900        9,007         0.29
    September 30  . . . .   214,412     31,877       13,953         0.45
    December 31 . . . . .   236,474     36,193       16,467         0.54

    1996:
    March 31  . . . . . .  $260,877    $54,012      $31,680        $1.03
    June 30 . . . . . . .   208,293     30,361       16,539         0.54
    September 30  . . . .   212,263     28,417       12,596         0.41

    December 31 . . . . .   251,411     30,260       11,093         0.36

                    WPLH REPORT ON THE FINANCIAL INFORMATION

        WPL Holdings, Inc. management is responsible for the information and representations contained in the financial statements and in certain other sections of this Annual Report. The consolidated financial statements that follow have been prepared in accordance with generally accepted accounting principles. In addition to selecting appropriate accounting principles, management is responsible for the manner of presentation and for the reliability of the financial information. In fulfilling that responsibility, it is necessary for management to make estimates based on currently available information and judgments of current conditions and circumstances.

        Through a well-developed system of internal controls, management seeks to ensure the integrity and objectivity of the financial information presented in this report. This system of internal control is designed to provide reasonable assurance that the assets of the company are safeguarded and that the transactions are executed according to management's authorizations and are recorded in accordance with the appropriate accounting principles.

        The Board of Directors participates in the financial information reporting process through its Audit Committee.

   LOGO
   Erroll B. Davis Jr.
   President and Chief Executive Officer
   WPL Holdings, Inc.

   LOGO
   Edward M. Gleason
   Vice President, Treasurer and Corporate Secretary
   Principal Financial Officer
   WPL Holdings, Inc.

   January 30, 1998

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

   To the Shareowners of WPL Holdings, Inc.:

        We have audited the accompanying consolidated balance sheets and statements of capitalization of WPL Holdings, Inc. (a Wisconsin corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, cash flows and common shareowners' investment for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WPL Holdings, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

   ARTHUR ANDERSEN LLP

   Milwaukee, Wisconsin,
   January 30, 1998

                               WPL HOLDINGS, INC.

                        CONSOLIDATED STATEMENTS OF INCOME

                                              Year Ended December 31,
                                            1997        1996         1995
                                        (in thousands except for per share
                                                       data)

    Operating revenues:
      Electric  . . . . . . . . . . .    $634,143     $589,482    $546,324
      Gas . . . . . . . . . . . . . .     155,883      165,627     139,165
      Fees, rents, non-utility energy
       sales and other  . . . . . . .     129,229      177,735     121,766
                                         --------     --------    --------
                                          919,255      932,844     807,255
                                         --------     --------    --------
    Operating expenses:
      Electric production fuels . . .     116,812      114,470     116,488

      Purchased power . . . . . . . .     125,438       81,108      44,940
      Purchased gas . . . . . . . . .      99,267      104,830      84,002
      Other operation and cost of
       non-utility energy . . . . . .     254,796      317,608     252,722
      Maintenance . . . . . . . . . .      48,058       46,492      42,043
      Depreciation and amortization .     111,289       90,683      86,319
      Taxes other than income . . . .      34,988       34,603      34,188
                                         --------     --------    --------
                                          790,648      789,794     660,702
                                         --------     --------    --------
    Operating income                      128,607      143,050     146,553
                                         --------     --------    --------
    Interest expense and other:
      Interest expense  . . . . . . .      42,535       42,027      43,559
      Allowance for funds used during
       construction . . . . . . . . .      (2,775)      (3,208)     (2,088)
      Miscellaneous, net  . . . . . .      (4,432)     (14,098)     (5,954)
                                          -------     --------     -------
                                           35,328       24,721      35,517
                                          -------     --------     -------

    Income before income taxes and
      preferred dividend requirement
      of subsidiary . . . . . . . . .      93,279      118,329     111,036
    Income taxes  . . . . . . . . . .      28,715       41,814      36,108
    Preferred dividend requirement of
      subsidiary  . . . . . . . . . .       3,310        3,310       3,310
                                         --------     --------    --------
    Income from continuing operations
                                           61,254       73,205      71,618
                                         --------     --------    --------
    Discontinued operations:
      Loss from operation of
        discontinued subsidiary, net
        of applicable tax benefits of
        $1,451  . . . . . . . . . . .        -               -       2,212
      Loss on disposal of subsidiary,
        net of applicable tax benefit
        of $575 and tax expense of
        $3,271  . . . . . . . . . . .        -           1,297      10,974
                                         --------     --------    --------
                                             -           1,297      13,186
                                         --------     --------    --------
    Net income  . . . . . . . . . . .    $ 61,254     $ 71,908    $ 58,432
                                         ========     ========    ========
    Earnings per common share (basic
     and diluted):

      Income from continuing
       operations . . . . . . . . . .      $ 1.99      $  2.38     $  2.33
      Discontinued operations . . . .         -          (0.04)      (0.43)
                                           ------       ------      ------
      Net income  . . . . . . . . . .     $  1.99      $  2.34     $  1.90
                                           ======       ======      ======
    Weighted average number of shares
      of common stock
      outstanding . . . . . . . . . .      30,782       30,790      30,774
                                           ======       ======      ======
    Cash dividends paid per common
      share . . . . . . . . . . . . .     $  2.00      $  1.97     $  1.94
                                           ======       ======      ======


   The accompanying notes are an integral part of the consolidated financial statements.

                               WPL HOLDINGS, INC.
                           CONSOLIDATED BALANCE SHEETS
                                                         December 31,
                                                     1997           1996
                                                        (in thousands)
         ASSETS
    Utility plant:
      Plant in service
        Electric  . . . . . . . . . . . . . . .    $1,790,641    $1,729,311
        Gas . . . . . . . . . . . . . . . . . .       237,856       227,809
        Water . . . . . . . . . . . . . . . . .        24,864        23,905
        Common  . . . . . . . . . . . . . . . .       195,815       152,093
                                                    ---------     ---------
                                                    2,249,176     2,133,118
      Less - accumulated provision for
        depreciation                                1,065,726       967,436
                                                    ---------     ---------
                                                    1,183,450     1,165,682
      Construction work in progress . . . . . .        42,312        55,519
      Nuclear fuel, net . . . . . . . . . . . .        19,046        19,368
                                                    ---------     ---------
                                                    1,244,808     1,240,569
                                                    ---------     ---------
    Other property and equipment:
      Rental, net . . . . . . . . . . . . . . .       101,835       112,913
      Other, net  . . . . . . . . . . . . . . .         9,424        16,350
                                                    ---------     ---------
                                                      111,259       129,263
                                                    ---------     ---------
    Investments:
      Nuclear decommissioning trust funds . . .       112,356        90,671
      Other investments . . . . . . . . . . . .        28,289        15,408
                                                    ---------     ---------
                                                      140,645       106,079
                                                    ---------     ---------
    Current assets:
      Cash and equivalents  . . . . . . . . . .        13,987        11,070
      Net accounts receivable and unbilled
    revenue, less allowance
        for doubtful accounts of $1,104 and
    $1,524, respectively  . . . . . . . . . . .        78,082        88,798
      Coal, at average cost . . . . . . . . . .        18,857        15,841
      Materials and supplies, at average cost .        19,274        19,915
      Gas in storage, at average cost . . . . .        12,504         9,992
      Prepaid gross receipts tax  . . . . . . .        22,153        19,389
      Prepayments and other . . . . . . . . . .         8,151         7,397
                                                    ---------     ---------
                                                      173,008       172,402
                                                    ---------     ---------
    Restricted cash . . . . . . . . . . . . . .         8,146         6,848
                                                    ---------     ---------
    Deferred charges: . . . . . . . . . . . . .
      Regulatory assets . . . . . . . . . . . .        91,314       160,877
      Other . . . . . . . . . . . . . . . . . .        92,627        84,493
                                                    ---------     ---------
                                                      183,941       245,370
                                                    ---------     ---------
    TOTAL ASSETS  . . . . . . . . . . . . . . .    $1,861,807    $1,900,531
                                                    =========     =========

    CAPITALIZATION AND LIABILITIES
    Capitalization (See Consolidated Statements
     of Capitalization):
      Common shareowners' investment  . . . . .      $607,583      $607,355
      Subsidiary preferred stock not
       mandatorily redeemable . . . . . . . . .        59,963        59,963
      Long-term debt, net . . . . . . . . . . .       457,520       362,564
                                                    ---------     ---------
                                                    1,125,066     1,029,882
                                                    ---------     ---------
    Current liabilities:
      Current maturities of long-term debt  . .        11,528        67,626
      Variable rate demand bonds  . . . . . . .        56,975        56,975
      Short-term debt . . . . . . . . . . . . .       123,095       102,779
      Accounts payable and accruals . . . . . .        91,175       106,486
      Accrued payroll and vacation  . . . . . .        16,030        14,500
      Accrued income taxes  . . . . . . . . . .           412         4,669
      Accrued interest  . . . . . . . . . . . .         8,229         9,085
      Other . . . . . . . . . . . . . . . . . .        31,728        45,218
                                                    ---------     ---------
                                                      339,172       407,338
                                                    ---------     ---------
    Other credits:
      Accumulated deferred income taxes . . . .       253,519       245,686
      Accumulated deferred investment tax
       credits  . . . . . . . . . . . . . . . .        35,039        36,931
      Accrued environmental remediation costs .         9,238        74,075
      Deferred credits and other  . . . . . . .        99,773       106,619
                                                    ---------     ---------
                                                      397,569       463,311
                                                    ---------     ---------
    Commitments and contingencies (Note 11)
    TOTAL CAPITALIZATION AND LIABILITIES  . . .    $1,861,807    $1,900,531
                                                    =========     =========

   The accompanying notes are an integral part of the consolidated financial statements.

                               WPL HOLDINGS, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                               Year Ended December 31,
                                         1997        1996        1995
                                                    (in thousands)
    Cash flows generated from (used
     for) operating activities:
      Net income  . . . . . . . . . . .  $61,254      $71,908     $58,432
      Adjustments to reconcile net
       income to net cash generated
       from operating activities:
         Depreciation and amortization   111,289       90,683      86,319
         Deferred income taxes  . . . .    4,957        7,078       9,908
         Investment tax credit restored   (1,892)      (1,911)     (1,916)
         Amortization of nuclear fuel .    4,444        6,057       7,787
         Allowance for equity funds
          used during construction  . .   (2,033)      (2,270)     (1,425)
         (Gain) loss on sale of
          subsidiary and investment . .        -       (4,149)     10,974
         (Gain) loss on disposition of
          other property and equipment       710       (5,676)          -
      Changes in assets and
       liabilities:
         Restricted cash  . . . . . . .   (1,298)      (3,582)        (49)
         Net accounts receivable and
          unbilled revenue  . . . . . .   10,716        5,850     (23,183)
         Inventories  . . . . . . . . .   (4,887)      (4,081)      3,750
         Prepayments and other  . . . .   (3,518)       1,201       2,292
         Accounts payable and accruals   (14,637)      11,661      19,966
         Accrued taxes  . . . . . . . .   (4,257)      (1,814)         88
         Other, net . . . . . . . . . .   (9,625)      19,764      12,974
                                       ---------    ---------   ---------
           Net cash from (used for)
            operating activities  . . .  151,223      190,719     185,917
                                       ---------    ---------   ---------
    Cash flows generated from (used
      for) financing activities:
         Common stock cash dividends  .  (61,562)     (60,656)    (59,701)
         Proceeds from issuance of
          long-term debt  . . . . . . .  105,000        1,370         756
         Reduction of long-term debt  .  (65,921)      (5,000)    (18,000)
         Net change in short-term debt    20,316       (6,746)     45,024
         Other, net . . . . . . . . . .        -       (1,367)        941
                                       ---------    ---------   ---------
           Net cash from (used for)
            financing activities  . . .   (2,167)     (72,399)    (30,980)
                                       ---------    ---------   ---------
    Cash flows generated from (used
      for) investing activities:
         Proceeds from sale of other
          property and equipment  . . .    9,700       36,264           -

         Additions to utility plant,
          excluding AFUDC . . . . . . . (116,457)    (120,732)    (99,746)
         Additions to nuclear fuel  . .   (4,123)      (6,558)     (7,258)
         Allowance for borrowed funds
          used during construction  . .     (742)        (938)       (663)
         Dedicated nuclear
          decommissioning trust funds .  (21,685)     (17,314)    (21,566)
         Proceeds from sale of
          subsidiary and investments  .        -       24,930           -
         Purchase of other property and
          equipment . . . . . . . . . .   (2,855)     (20,824)    (26,696)
         Contribution to nonutility
          joint venture . . . . . . . .   (5,000)           -           -
         Other, net . . . . . . . . . .   (4,977)     (13,464)      5,105
                                       ---------    ---------   ---------
           Net cash from (used for)
            investing activities  . . . (146,139)    (118,636)   (150,824)
                                       ---------    ---------   ---------
    Net increase (decrease) in cash and
     equivalents  . . . . . . . . . . .    2,917         (316)      4,113
    Cash and equivalents at beginning
     of year  . . . . . . . . . . . . .   11,070       11,386       7,273
                                       ---------    ---------   ---------
    Cash and equivalents at end of year  $13,987      $11,070     $11,386
                                       =========    =========   =========
    Supplemental disclosures of cash
     flow information:
      Cash paid during the year:
         Interest on debt . . . . . . .  $42,706      $35,855     $39,984
         Preferred stock dividends of
          subsidiary  . . . . . . . . .  $ 3,310      $ 3,310     $ 3,310
         Income taxes . . . . . . . . .  $23,662      $39,795     $29,499


   The accompanying notes are an integral part of the consolidated financial statements.

                               WPL HOLDINGS, INC.

                    CONSOLIDATED STATEMENTS OF CAPITALIZATION

                                                         December 31,
                                                        1997      1996
                                                   (in thousands except for
                                                          share data)

    Common shareowners' investment:
      Common stock $.01 par value, authorized
        100,000,000 shares, issued and
        outstanding - 30,788,593 and 30,773,735
        shares, respectively  . . . . . . . . .      $    308    $    308
      Additional paid-in capital  . . . . . . .       304,392     303,856
      Reinvested earnings . . . . . . . . . . .       302,883     303,191
                                                    ---------   ---------
                                                      607,583     607,355
                                                    ---------   ---------
    Preferred stock:
      Wisconsin Power and Light Company -
        Cumulative, without par value,
         authorized 3,750,000 shares, maximum
         aggregate stated value $150,000,000:
          Preferred stock without mandatory
           redemption, $100 stated value -
             4.50% series, 99,970 shares
              outstanding . . . . . . . . . . .         9,997       9,997
             4.80% series, 74,912 shares
              outstanding . . . . . . . . . . .         7,491       7,491
             4.96% series, 64,979 shares
              outstanding . . . . . . . . . . .         6,498       6,498
             4.40% series, 29,957 shares
              outstanding . . . . . . . . . . .         2,996       2,996
             4.76% series, 29,947 shares
              outstanding . . . . . . . . . . .         2,995       2,995
             6.20% series, 150,000 shares
              outstanding . . . . . . . . . . .        15,000      15,000
          Cumulative, without par value, $25
           stated value -
             6.50% series, 599,460 shares
              outstanding . . . . . . . . . . .        14,986      14,986
                                                    ---------   ---------
                                                       59,963      59,963
                                                    ---------   ---------
    Long-term debt:
      Wisconsin Power and Light Company -
        First mortgage bonds:
             Series L, 6.25%, due 1998  . . . .         8,899       8,899
             1984 Series A, variable rate, due
              2014 (3.80% at 12/31/97)  . . . .         8,500       8,500
             1988 Series A, variable rate, due
              2015 (3.80% at 12/31/97)  . . . .        14,600      14,600
             1990 Series V, 9.3%, due 2025  . .        27,000      27,000
             1991 Series A, variable rate, due
              2015 (5.05% at 12/31/97)  . . . .        16,000      16,000
             1991 Series B, variable rate, due
              2005 (5.05% at 12/31/97)  . . . .        16,000      16,000
             1991 Series C, variable rate, due
              2000 (5.05% at 12/31/97)  . . . .         1,000       1,000
             1991 Series D, variable rate, due
              2000 (5.05% at 12/31/97)  . . . .           875         875
             1992 Series W, 8.6%, due 2027  . .        90,000      90,000
             1992 Series X, 7.75%, due 2004 . .        62,000      62,000
             1992 Series Y, 7.6%, due 2005  . .        72,000      72,000
             1992 Series Z, 6.125%, repaid 1997             -      55,000
        Debentures, 7%, due 2007  . . . . . . .       105,000           -
                                                    ---------   ---------
                                                      421,874     371,874
                                                    ---------   ---------
      Heartland Development Corporation -
        Multifamily Housing Revenue Bonds issued
         by various housing and community
         development authorities, due 2004-2024,
         2.00% - 7.55%  . . . . . . . . . . . .        36,503      37,445
        Other mortgage notes payable, due
         1998-2042, 0% - 10.75% . . . . . . . .        45,106      45,086
                                                    ---------   ---------
                                                       81,609      82,531
                                                    ---------   ---------
      WPL Holdings, Inc. -
        8.96% Senior notes, repaid 1997 . . . .             -      10,000
        8.59% Senior notes, due 2004  . . . . .        24,000      24,000
                                                    ---------   ---------
                                                       24,000      34,000
                                                    ---------   ---------
      Less -
        Current maturities  . . . . . . . . . .       (11,528)    (67,626)
        Variable rate demand bonds  . . . . . .       (56,975)    (56,975)
        Unamortized discount and premium, net .        (1,460)     (1,240)
                                                    ---------   ---------
                                                      457,520     362,564
                                                    ---------   ---------
    TOTAL CAPITALIZATION  . . . . . . . . . . .    $1,125,066  $1,029,882
                                                    =========   =========


   The accompanying notes are an integral part of the consolidated financial statements.

                               WPL HOLDINGS, INC.

                        CONSOLIDATED STATEMENTS OF COMMON
                             SHAREOWNERS' INVESTMENT

                                               Year Ended December 31,

                                         1997         1996        1995
                                         (in thousands except for per share
                                                        data)
    Common stock:
      Balance at beginning of year  . .  $    308     $   308     $   308
                                        ---------   ---------   ---------
      Balance at end of year  . . . . .       308         308         308
                                        ---------   ---------   ---------
    Additional paid-in capital:
      Balance at beginning of year  . .   303,856     305,223     304,442
         Other  . . . . . . . . . . . .       536      (1,367)        781
                                        ---------   ---------   ---------
      Balance at end of year  . . . . .   304,392     303,856     305,223
                                        ---------   ---------   ---------
    Reinvested earnings:
      Balance at beginning of year  . .   303,191     291,939     293,048
         Net income . . . . . . . . . .    61,254      71,908      58,432
         Cash dividends ($2.00 per
          share, $1.97 per share
          and $1.94 per share,
          respectively) . . . . . . . .   (61,562)    (60,656)    (59,701)
         Expense of issuing stock and
          other . . . . . . . . . . . .      -           -            160
                                        ---------   ---------   ---------
      Balance at end of year  . . . . .   302,883     303,191     291,939
                                        ---------   ---------   ---------
    TOTAL COMMON SHAREOWNERS'
     INVESTMENT . . . . . . . . . . . .  $607,583    $607,355    $597,470
                                        =========   =========   =========


   The accompanying notes are an integral part of the consolidated financial statements.

                               WPL HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (dollars in millions except as otherwise indicated)

   NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   a. General

        The consolidated financial statements include the accounts of WPL Holdings, Inc. (WPLH) and its consolidated subsidiaries (collectively, the Company). WPLH is an investor-owned holding company whose primary operating company, Wisconsin Power & Light Company (WP&L), is engaged principally in the generation, transmission, distribution and sale of electric energy and the purchase, distribution, transportation and sale of natural gas primarily in the state of Wisconsin. WP&L's principal consolidated subsidiary is South Beloit Water, Gas and Electric Co. The Company also has various non-utility subsidiaries which are primarily engaged in the environmental and engineering service, affordable housing and energy marketing businesses.

        All subsidiaries for which the Company owns directly or indirectly more than 50% of the voting stock are included as consolidated subsidiaries. All significant intercompany balances and transactions have been eliminated from the consolidated financial statements.

        Unconsolidated investments for which the Company has at least a 20% interest are generally accounted for under the equity method of accounting. These investments are stated at acquisition cost, increased or decreased for the Company's equity in net income or loss, which is included in "Miscellaneous, net" in the consolidated statements of income and decreased for any dividends received. Investments that do not meet the criteria for consolidation or the equity method of accounting are accounted for under the cost method.

        Certain reclassifications have been made to the prior years financial statements to conform with the current year presentation.

   b. Regulation

        WP&L's financial records are maintained in accordance with the uniform system of accounts prescribed by its regulators. The Public Service Commission of Wisconsin (PSCW) and the Illinois Commerce Commission (ICC) have jurisdiction over retail electric and gas revenues. The Federal Energy Regulatory Commission (FERC) has jurisdiction over wholesale electric revenues.

   c. Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   d. Cash and Equivalents

        The Company considers all short-term liquid investments with a maturity of three months or less to be cash equivalents.

   e. Utility Plant and Other Property and Equipment

        Utility plant and other property and equipment are recorded at original cost. Utility plant costs include financing costs that are capitalized using the FERC method for allowance for funds used during construction (AFUDC). The AFUDC capitalization rates for 1997, 1996 and 1995 were 6.22%, 10.23% and 6.68%, respectively. These capitalized costs are recovered in rates as the cost of the utility plant is depreciated.

        Normal repairs, maintenance and minor items of utility plant and other property and equipment are expensed. Ordinary utility plant retirements, including removal costs less salvage value, are charged to accumulated depreciation upon removal from utility plant accounts, and no gain or loss is recognized. Upon retirement or sale of other property and equipment, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in other income and deductions.

   f. Depreciation

        The Company uses the straight-line method of depreciation. For utility plant, straight-line depreciation is computed on the average balance of depreciable property at individual straight-line regulatory-approved rates that consider the estimated useful life and removal cost or salvage value as follows:

                                     1997        1996        1995
    Electric  . . . . . . . . . . .   3.6%        3.3%        3.3%
    Gas . . . . . . . . . . . . . .   3.8%        3.7%        3.7%
    Water . . . . . . . . . . . . .   2.7%        2.6%        2.5%
    Common  . . . . . . . . . . . .  11.9%        8.1%        7.9%

        Depreciation expense related to WP&L's share of the decommissioning of the Kewaunee Nuclear Power Plant (Kewaunee) is discussed in Note 11 "Commitments and Contingencies." WP&L implemented higher depreciation rates effective January 1, 1997.

        Estimated useful lives related to other property and equipment are from 4 to 12 years for equipment and 31.5 to 40 years for buildings.

   g. Nuclear Fuel

        Nuclear fuel is recorded at its original cost and is amortized to expense based upon the quantity of heat produced for the generation of electricity. This accumulated amortization assumes spent nuclear fuel will have no residual value. Estimated future disposal costs of such fuel are expensed based on kilowatthours generated.

   h. Regulatory Assets and Liabilities

        Statement of Financial Accounting Standards No. 71 (SFAS 71), "Accounting for the Effects of Certain Types of Regulation," provides that rate-regulated public utilities, such as WP&L, record certain costs and credits allowed in the ratemaking process in different periods than for unregulated entities. These are deferred as regulatory assets or regulatory liabilities and are recognized in the consolidated statements of income at the time they are reflected in rates. If a portion of WP&L's operations becomes no longer subject to the provisions of SFAS 71 as a result of competitive restructuring or otherwise, a write-down of related regulatory assets would be required, unless some form of transition cost recovery is established by the appropriate regulatory body that would meet the requirements under generally accepted accounting principles for continued accounting as regulatory assets during such recovery period. In addition, WP&L would be required to determine any impairment to other assets and write-down such assets to their fair value. As of December 31, 1997 and 1996, regulatory-created assets included the following:

                                                     1997          1996
    Environmental remediation costs (Note 11) .     $16.3        $ 81.4
    Tax related . . . . . . . . . . . . . . . .      52.2          57.2
    Jurisdictional plant differences  . . . . .       7.9           7.6
    Decontamination and decommissioning costs
      of federal enrichment facilities  . . . .       5.9           6.1
    Other . . . . . . . . . . . . . . . . . . .       9.0           8.6
                                                    -----        ------
                                                    $91.3        $160.9
                                                    =====        ======


        As of December 31, 1997 and 1996, WP&L had recorded regulatory-related liabilities of $39.6 and $33.9, respectively. These liabilities are primarily tax related.

   i. Revenue

        The Company accrues revenues for services provided but not yet billed at month-end.

   j. Income Taxes

        The Company follows the liability method of accounting for deferred income taxes, which requires the establishment of deferred tax assets and liabilities, as appropriate, for all temporary differences between the tax basis of assets and liabilities and the amounts reported in the financial statements using currently enacted tax rates as shown in Note 6.

        Investment tax credits are accounted for on a deferred basis and reflected in income ratably over the life of the related utility plant. As part of the affordable housing business, the Company is eligible to claim affordable housing and historic rehabilitation credits. These tax credits reduce current federal taxes to the extent the Company has consolidated taxes payable.

   k. Common Shares Outstanding

        The weighted average common shares outstanding used in the calculation of basic earnings per share were 30,781,998; 30,789,813 and 30,773,588 for 1997, 1996 and 1995, respectively. The common stock shares used for calculating diluted earnings per share were 30,784,136; 30,793,555 and 30,775,965 for 1997, 1996 and 1995, respectively.

   NOTE 2. PROPOSED MERGER OF THE COMPANY

        On November 10, 1995, WPLH, IES Industries Inc. (IES), and Interstate Power Company (IPC) entered into an Agreement and Plan of Merger, as amended (Merger Agreement), providing for: a) IPC becoming a subsidiary of WPLH, and b) the merger of IES with and into WPLH, which merger will result in the combination of IES and WPLH as a single holding company (collectively, the Proposed Merger). The new holding company will be named Interstate Energy Corporation (Merged Company). The Proposed Merger, which will be accounted for as a pooling of interests and is intended to be tax-free for federal income tax purposes, has been approved by the respective Boards of Directors, shareowners, state regulatory agencies and most of the federal agencies. It is still subject to approval by the Securities and Exchange Commission (SEC). The companies expect to receive SEC approval in the second quarter of 1998.

        The summary below contains selected unaudited pro forma financial data for the year ended December 31, 1997. The financial data should be read in conjunction with the historical consolidated financial statements and related notes thereto of WPLH and in conjunction with the unaudited pro forma combined financial statements and related notes of the Merged Company included elsewhere in this Annual Report. The pro forma combined earnings per share reflect the issuance of shares associated with the exchange ratios discussed below.

                                                                                                     Pro Forma
                                          WPLH            IES             IPC          Pro Forma      Combined
                                      (As Reported)  (As Reported)   (As Reported)    Adjustments   (Unaudited)

    Operating revenues  . . . . . .       $  919.3          $930.7         $ 331.8        $118.8       $2,300.6
    Income from continuing
      operations  . . . . . . . . .           61.3            66.3            26.7           -            154.3
    Earnings per share from
      continuing operations (basic
      and diluted)  . . . . . . . .            1.99            2.18            2.74          -              2.02
    Assets at December 31, 1997 . .        1,861.8         2,457.2           638.7          (6.0)       4,951.7
    Long-term obligations, net at
      December 31, 1997 . . . . . .          526.0           882.4           195.9           -          1,604.3


        Under the terms of the Merger Agreement, the outstanding shares of WPLH's common stock will remain unchanged and outstanding as shares of the Merged Company's common stock, each outstanding share of IES common stock will be converted to 1.14 shares of the Merged Company's common stock and each share of IPC common stock will be converted to 1.11 shares of the Merged Company's common stock. It is anticipated that the Merged Company will retain WPLH's common share dividend payment level as of the effective time of the Proposed Merger. On January 16, 1998, the Board of Directors of WPLH declared a quarterly dividend of $0.50 per share. This represents an annual rate of $2.00 per share.

        IES is a holding company headquartered in Cedar Rapids, Iowa, and is the parent company of IES Utilities Inc. (IESU) and IES Diversified Inc. (Diversified). IESU supplies electric and gas service to approximately 339,000 and 178,000 customers, respectively, in Iowa. Diversified and its principal subsidiaries are primarily engaged in the energy-related, transportation and real estate development businesses. IPC, an operating public utility headquartered in Dubuque, Iowa, supplies electric and gas service to approximately 166,000 and 50,000 customers, respectively, in northeast Iowa, northwest Illinois and southern Minnesota.

        The Merged Company will be the parent company of WP&L, IESU and IPC and will be registered under the Public Utility Holding Company Act of 1935, as amended (1935 Act). The Merger Agreement provides that these operating utility companies will continue to operate as separate entities for a minimum of three years after the effective date of the Proposed Merger. In addition, the non-utility operations of WPLH and IES will be combined shortly after the effective date of the Proposed Merger under one entity to manage the diversified operations of the Merged Company. The corporate headquarters of the Merged Company will be in Madison, Wisconsin.

   NOTE 3. JOINTLY-OWNED UTILITY PLANTS

        WP&L participates with other Wisconsin utilities in the construction and operation of several jointly-owned utility generating plants. Each of the respective owners is responsible for the financing of its portion of the construction costs. Kilowatthour generation and operating expenses are divided on the same basis of ownership with each owner reflecting its respective costs in its consolidated statements of income. The chart below represents WP&L's proportionate share of such plants as reflected in the consolidated balance sheets at December 31, 1997 and 1996.

                                                                           1997                              1996
                                                                       Accumulated
                            Ownership                 Plant    Plant     Provision                         Accumulated
                             Interest   Inservice      MW        in         for               Plant in    Provision for
                                %          Date     Capacity  Service  Depreciation   CWIP    Service      Depreciation     CWIP

    Coal:
      Columbia Energy                   1975 &
        Center  . . . . .        46.2      1978     1,023     $161.4         $89.2    $0.8      $161.8           $86.4      $1.6
      Edgewater Unit 4  .        68.2      1969       330       51.5          29.5     1.0        50.8            28.0       0.7

      Edgewater Unit 5  .        75.0      1985       380      229.4          79.8     0.1       228.8            73.7       0.0
    Nuclear:
      Kewaunee Nuclear
        Power Plant . . .        41.0      1974       535      132.0          86.6     0.3       131.2            80.6       0.8
                                                               -----         -----   -----       -----           -----     -----
    Total . . . . . . . .                                     $574.3        $285.1    $2.2      $572.6          $268.7      $3.1
                                                               =====         =====   =====       =====           =====     =====


   NOTE 4. UTILITY ACCOUNTS RECEIVABLE

        WP&L has a contract with a financial organization to sell, with limited recourse, certain accounts receivable and unbilled revenues. These receivables include customer receivables, sales to other public utilities and billings to the co-owners of the jointly-owned electric generating plants that WP&L operates. The contract allows WP&L to sell up to $150.0 of receivables at any time. Expenses related to the sale of receivables are paid to the financial organization under this contract, and include, along with various other fees, a monthly discount charge on the outstanding balance of receivables sold that approximated a 5.83% annual rate during 1997. These costs are recovered in retail utility rates as an operating expense. All billing and collection functions remain the responsibility of WP&L. The contract expires August 16, 1998, unless extended by mutual agreement.

        As of December 31, 1997 and 1996, the balance of sold accounts receivable that had not been collected totaled $91.0 and $86.5, respectively. During 1997, the monthly proceeds from the sale of accounts receivable averaged $92.1, compared with $86.6 in 1996. As of December 31, 1997, the amount of sold receivables subject to recourse was $8.2.

        The Company does not have any significant concentrations of credit risk in the December 31, 1997 and 1996 utility accounts receivable balances.

        In June 1996, the Financial Accounting Standards Board (FASB) issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which establishes standards for asset and liability recognition when transfers occur. This statement, effective January 1, 1997, specifies conditions when control has been surrendered which determines if sale treatment of the receivables would be allowed. This standard has not had any impact on the Company's financial position or results of operations.

   NOTE 5. EMPLOYEE BENEFIT PLANS

   a. Pension Plans

        WP&L has noncontributory, defined benefit retirement plans covering substantially all employees. The benefits are based upon years of service and levels of compensation. The projected unit credit actuarial cost method was used to compute net pension costs and the accumulated and projected benefit obligations. WP&L's policy is to fund the pension cost in an amount that is at least equal to the minimum funding requirements mandated by the Employee Retirement Income Security Act of 1974, as amended (ERISA), and that does not exceed the maximum tax deductible amount for the year.

        The following table sets forth the funded status of the plans and amounts recognized in the Company's consolidated balance sheets at December 31, 1997 and 1996:

                                                  1997         1996
    Accumulated benefit obligation
      Vested benefits . . . . . . . . . .        $(173.4)     $(161.0)
      Non-vested benefits . . . . . . . .           (6.1)        (3.3)
                                                  ------       ------
         Total  . . . . . . . . . . . . .         (179.5)      (164.3)
    Projected benefit obligation  . . . .         (205.1)      (189.6)
    Plan assets at fair value . . . . . .          244.4        218.9
                                                  ------       ------
      Plan assets in excess of projected            39.3         29.3
        benefit obligation  . . . . . . .
    Unrecognized net transition asset . .          (12.0)       (14.5)
    Unrecognized prior service cost . . .            7.8          3.7
    Unrecognized net loss . . . . . . . .            0.8         15.0
                                                  ------       ------

      Prepaid pension costs . . . . . . .          $35.9        $33.5
                                                  ======       ======
    Assumed rate of return on plan assets            9.00%        9.00%
                                                  =======      =======
    Discount rate of projected benefit
     obligation . . . . . . . . . . . . .            7.25%        7.50%
                                                  =======      =======
    Range of assumed rate increases for
     future compensation levels . . . . .        3.50-4.50%   3.50-4.50%
                                                 =========    =========


        The net pension cost (benefit) recognized in the consolidated statements of income for 1997, 1996 and 1995 included the following components:

                                              1997       1996      1995
    Service cost  . . . . . . . . . . . . .    $4.8      $5.1      $3.9
    Interest cost on projected benefit
      obligation  . . . . . . . . . . . . .    13.8      13.6      12.9
    Actual return on assets . . . . . . . .   (36.2)    (25.0)    (31.6)
    Amortization and deferrals  . . . . . .    15.1       5.5      15.1
                                              -----     -----     -----
      Net pension cost (benefit)  . . . . .   $(2.5)    $(0.8)     $0.3
                                              =====     =====     =====

        During 1997, WP&L expensed $1.3 for an early retirement program for eligible bargaining unit employees.

   b. Other Postretirement Benefits

        WP&L accrues for the expected cost of postretirement health-care and life insurance benefits during the employees' years of service based on actuarial methodologies that closely parallel pension accounting requirements. WP&L elected delayed recognition of the transition obligation in accordance with current accounting principles and is amortizing the discounted present value of the transition obligation to expense over 20 years. For WP&L, the cost of providing postretirement benefits, including the transition obligation, is being recovered in retail rates under current regulatory practices. WP&L's policy is to fund the postretirement cost in an amount that is at least equal to the minimum funding requirements mandated by ERISA and that does not exceed the maximum tax deductible amount for the year.

        The following table sets forth the funded status of the plans and amounts recognized in the Company's consolidated balance sheets at December 31, 1997 and 1996:

                                                       1997        1996
    Accumulated benefit obligation
      Retirees  . . . . . . . . . . . . . . . . .     $(31.4)    $(32.2)
      Fully eligible active plan participants . .       (4.4)      (5.0)
      Other active plan participants  . . . . . .      (11.3)      (9.4)
                                                       -----      -----
         Total  . . . . . . . . . . . . . . . . .      (47.1)     (46.6)
    Plan assets at fair value . . . . . . . . . .       16.1       13.8
                                                       -----      -----
    Accumulated benefit obligation in excess of        (31.0)     (32.8)
      plan assets . . . . . . . . . . . . . . . .
    Unrecognized transition obligation  . . . . .       21.0       23.5
    Unrecognized prior service cost . . . . . . .       (0.3)      (0.3)
    Unrecognized net gain . . . . . . . . . . . .       (8.3)      (5.0)
                                                       -----      -----
      Accrued postretirement benefits liability .     $(18.6)    $(14.6)
                                                       =====      =====

    Assumed rate of return on plan assets . . . .        9.00%      9.00%
                                                       ======     ======
    Discount rate of projected benefit obligation        7.25%      7.50%
                                                       ======     ======
    Medical cost trend on paid charges:
      Initial trend rate  . . . . . . . . . . . .        8.00%      9.00%
                                                       ======     ======
      Ultimate trend rate . . . . . . . . . . . .        5.00%      5.00%
                                                       ======     ======


        The net postretirement benefits cost recognized in the consolidated statements of income for 1997, 1996 and 1995 included the following components:

                                              1997     1996      1995
    Service cost  . . . . . . . . . . .        $1.8     $1.8      $1.5
    Interest cost on projected benefit
      obligation  . . . . . . . . . . .         3.3      3.4       3.6
    Actual return on assets . . . . . .        (1.9)    (1.3)     (2.1)
    Amortization of transition
      obligation  . . . . . . . . . . .         1.5      1.5       1.5
    Amortization and deferrals  . . . .         0.5      0.3       1.3
                                               ----     ----      ----
         Net postretirement benefits
          cost  . . . . . . . . . . . .        $5.2     $5.7      $5.8
                                               ====     ====      ====

        Increasing the assumed health-care cost trend rate by one percentage point in each year would increase the accumulated postretirement benefit obligation as of December 31, 1997 by $2.7 and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost for the year by $0.4.

        During 1997, WP&L expensed $1.7 for an early retirement program for eligible bargaining unit employees.

   c. Long-Term Equity Incentive Plan

        WPLH has a long-term equity incentive plan which permits the grant of non-qualified stock options, incentive stock options, restricted stock, performance shares and performance units to key employees. As of December 31, 1997, only non-qualified stock options and equivalent performance units had been granted to key employees. The maximum number of shares of common stock that may be issued under the plan may not exceed one million. Options granted to date become exercisable after three years. Options outstanding will expire no later than 10 years after the grant date. The first options were granted in 1995 and will become exercisable in January 1998. No options have been canceled or exercised to date. The options granted and the value of those options using the Black-Scholes model is as follows:

                                                 1997       1996       1995
    Options granted . . . . . . . . . . . .    77,650     72,250     41,900
    Weighted average Black-Scholes value of     $2.15      $2.23      $2.71
      options . . . . . . . . . . . . . . .
    Volatility  . . . . . . . . . . . . . .      0.15       0.16       0.16
    Risk free interest rate . . . . . . . .     6.13%      5.26%      7.84%
    Expected life . . . . . . . . . . . . .   3 years    3 years    3 years
    Annual dividend rate  . . . . . . . . .      7.0%       7.0%       7.0%

        WPLH follows APB Opinion 25, "Accounting for Stock Issued to Employees," to account for stock options. No compensation cost is recognized because the option exercise price is equal to the market price of the underlying stock on the date of grant. Had compensation cost for the plan been determined based on the Black-Scholes value at the grant dates for awards as prescribed by SFAS No. 123 "Accounting for Stock-Based Compensation," pro forma net income and earnings per share would have been:

                                          1997         1996        1995
    Pro forma net income  . . . . . . .    $61.1        $71.7       $58.3
    Pro forma earnings per share (basic
      and diluted)  . . . . . . . . . .    $ 1.98       $ 2.33      $ 1.90

        The performance units granted under the plan to date are expensed over the three-year vesting period based on the current dividend rate. In 1997, 1996 and 1995, WPLH recognized expense of $0.4, $0.2 and $0.1, respectively.

   NOTE 6. INCOME TAXES

        The following table reconciles the statutory federal income tax rate to the effective income tax rate on continuing operations:

                                                1997      1996       1995
    Statutory federal income tax rate . . . 35.0% 35.0% 35.0% State income taxes, net of federal
     benefit  . . . . . . . . . . . . . . .     7.0        6.8        6.0
    Investment tax credits restored . . . .    (2.0)      (1.6)      (1.7)
    Amortization of excess deferred taxes . (1.6) (1.4) (1.5) Affordable housing and historical tax
     credits  . . . . . . . . . . . . . . .    (6.7)      (5.0)      (4.5)
    Adjustment of prior period taxes  . . .    (2.6)       -          -
    Other differences, net  . . . . . . . .     1.7        1.6       (0.8)
                                               ----       ----       ----
      Effective income tax  . . . . . . . .    30.8%      35.4%      32.5%
                                               ====       ====       ====

        The breakdown of income tax expense as reflected in the consolidated statements of income is as follows:

                                              1997      1996     1995
    Current federal . . . . . . . . . . . .   $25.2     $32.8     $25.9
    Current state . . . . . . . . . . . . .     6.6       9.7       7.2
    Deferred  . . . . . . . . . . . . . . .     5.0       7.1       9.9
    Investment tax credit restored  . . . .    (1.9)     (1.9)     (1.9)
    Affordable housing and historical tax
     credits  . . . . . . . . . . . . . . .    (6.2)     (5.9)     (5.0)
                                               ----      ----      ----
                                              $28.7     $41.8     $36.1
                                               ====      ====      ====

        The temporary differences that resulted in accumulated deferred income tax (assets) and liabilities as of December 31, 1997 and 1996, are as follows:

                                           1997           1996
    Property related  . . . . . . . .        $295.4        $282.0
    Investment tax credit related . .         (23.5)        (19.9)
    Decommissioning related . . . . .         (16.0)        (14.5)
    Other . . . . . . . . . . . . . .          (2.4)         (1.9)
                                              -----         -----
                                             $253.5        $245.7
                                              =====         =====

   NOTE 7. SHORT-TERM DEBT AND LINES OF CREDIT

        WPLH and its subsidiaries maintain committed bank lines of credit, most of which are at the bank prime rates, to obtain short-term borrowing flexibility, including pledging lines of credit as security for any commercial paper outstanding. Amounts available under these lines of credit totaled $170.0 as of December 31, 1997. Information regarding short-term debt and lines of credit is as follows:

                                           1997         1996         1995

    As of year end
      Lines of credit borrowings  . .       -            -            -
      Commercial paper outstanding  .     $ 81.0      $ 59.5       $ 56.5
      Notes payable outstanding . . .     $ 42.1      $ 43.3       $ 53.0
      Discount rates on commercial
       paper  . . . . . . . . . . . .   5.48-5.90%   5.35-5.65%   5.73-5.77%
      Interest rates on notes payable   5.00-5.90%   5.28-6.31%   5.80-6.42%
    For the year ended
      Maximum month-end amount of
       short-term debt  . . . . . . .     $140.0      $103.5       $117.0
      Average amount of short-term
       debt (based on daily
       outstanding balances)  . . . .     $ 94.5      $ 60.8       $ 68.7
      Average interest rate on short-
       term debt  . . . . . . . . . .        5.65%       5.72%        5.95%


   NOTE 8. DERIVATIVE FINANCIAL INSTRUMENTS

        The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. They are used to manage well-defined interest rate and commodity price risks.

        Interest rate swaps and forward contracts: WP&L enters into interest rate swap agreements to reduce the impact of changes in interest rates on its floating-rate debt and fees associated with the sale of its accounts receivable. The notional principal amount of interest rate swaps outstanding as of December 31, 1997, was $40.0. Average variable rates are based on rates implied in the forward yield curve at the reporting date. The average pay and receive rates associated with these agreements are 4.11% and 3.61%, respectively. The swap agreements have contract maturities from three months to two years. It is not WP&L's intent to terminate these contracts; however, the total cost to WP&L if it had terminated all of the agreements existing at December 31, 1997 would have been $0.2.

        In 1995, WP&L entered into an interest rate forward contract related to the anticipated issuance of $60.0 of long-term debt securities. The securities were not issued in 1996 and the forward contract was closed which resulted in a gain of $0.8 to WP&L. The gain was deferred and was recognized as an adjustment to interest expense over the life of the debt securities issued during 1997 as discussed in Note 10(b).

        On April 28, 1997, WP&L entered into an interest rate forward contract to hedge interest rate risk related to the anticipated issuance of $105.0 of long-term debt securities. The securities were issued in June 1997 and the forward contract was settled which resulted in a cash payment of $3.8 by WP&L. This payment was recognized as an adjustment to interest expense over the life of the new debt securities to approximate the interest rate implicit in the forward contract.

        Gas Swaps: WP&L uses gas commodity swaps to reduce the impact of price fluctuations on gas purchased and injected into storage during the summer months and withdrawn and sold at current market prices during the winter months. The notional amount of gas commodity swaps outstanding as of December 31, 1997 was 4.8 million dekatherms. Variances between underlying commodity prices and financial contracts on these agreements are deferred and recognized as increases or decreases in the cost of gas at the time the storage gas is sold. It is not WP&L's intent to terminate these contracts; however, the total cost to WP&L if it had terminated all of the agreements existing at December 31, 1997 would have been a gain of $1.0.

        Other: The Company's non-utility energy marketing business periodically uses commodity futures contracts, options and swaps to hedge the impact of natural gas and electric power price fluctuations on its purchase and sale commitments. Gains and losses on these instruments are deferred and recognized in income as adjustments to the costs of energy when the related transaction being hedged is finalized. At December 31, 1997 and 1996, the instruments outstanding were immaterial.

   NOTE 9. FAIR VALUE OF FINANCIAL INSTRUMENTS

        The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

        Current Assets and Current Liabilities - The carrying amount approximates fair value due to the short maturities of these financial instruments.

        Nuclear Decommissioning Trust Funds - As of December 31, 1997 and 1996, the investments in the nuclear decommissioning trust fund are carried at fair value, as reported by the trustee. The balance as shown on the consolidated balance sheets included a net unrealized gain of $16.4 and $9.4 as of December 31, 1997 and 1996, respectively.

        Preferred Stock of WP&L - Based on quoted market prices for the same or similar issues.

        Long-Term Debt - Based upon the market yield of similar securities and quoted market prices on the current rates for debt of the same remaining maturities.

        The estimated fair values of financial instruments at December 31, 1997 and 1996:

                                           1997                 1996
                                   Carrying     Fair    Carrying    Fair
                                    Value      Value      Value     Value
    Nuclear decommissioning
     trust funds  . . . . . . .    $112.4    $112.4     $90.7      $90.7
    Preferred stock . . . . . .      60.0      51.7      60.0       47.7
    Long-term debt, including
     current portion  . . . . .     526.0     555.7     487.2      503.5

        Since WP&L is subject to regulation, any gains or losses related to the difference between the carrying amount and the fair value of WP&L's nuclear decommissioning trust funds and long-term debt may not be realized by the Company's shareowners.

   NOTE 10. CAPITALIZATION

   a. Common Shareowners' Investment

        During 1997, 1996 and 1995, the Company did not issue any new shares of common stock through either its Shareowner Direct Plan or 401(k) Savings Plan.

        In February 1989, the Board of Directors of the Company declared a dividend distribution of one common stock purchase right (right) on each outstanding share of the Company's common stock. Each right would initially entitle shareowners to buy one-half of one share of the Company's common stock at an exercise price of $60.00 per share, subject to adjustment. The rights are not currently exercisable, but would become exercisable if certain events occurred related to a person or group acquiring or attempting to acquire 20% or more of the outstanding shares of common stock. The rights expire on February 22, 1999, unless redeemed or exchanged earlier by the Company.

        A retail rate order effective April 29, 1997 requires WP&L to maintain a utility common equity level of 52.00% of total utility capitalization. In addition, the PSCW ordered that it must approve the payment of dividends by WP&L to the Company that are in excess of the level forecasted in the rate order ($58.3), if such dividends would reduce WP&L's average common equity ratio below 52.00% of total capitalization. Based on a 13-month average for 1997, WP&L's common equity ratio was 52.56%.

   b. Long-Term Debt

        Substantially all of WP&L's utility plant is secured by its first mortgage bonds. In addition, the Company's long-term debt includes unsecured debentures, notes payable and revenue bonds related to its affordable housing properties. Current maturities of long-term debt of the Company are as follows: $11.5 in 1998, $4.5 in 1999, $4.1 in 2000, $2.6 in
   2001 and $2.7 in 2002.

        In June 1997, WP&L issued $105.0 of 7% Debentures due June 15, 2007. Approximately $50.0 of the net proceeds was used to repay maturing short-term debt and finance utility construction expenditures. The balance of the proceeds was used to retire the $55.0 of WP&L's First Mortgage Bonds, Series Z, 6.125%, due July 15, 1997.

   NOTE 11. COMMITMENTS AND CONTINGENCIES

   a. Coal Contract Commitments

        To ensure an adequate supply of coal, WP&L has entered into certain long-term coal contracts. These contracts include a demand or take-or-pay clause under which payments are required if contracted quantities are not purchased. Purchase obligations on these coal and related rail contracts total approximately 12.5 million tons through December 31, 2002. WP&L's management believes it will meet minimum coal and rail purchase obligations under the contracts. Minimum purchase obligations on these contracts over the next five years are estimated to be $36.0 in 1998, $29.0 in 1999, $9.0 in 2000, $9.0 in 2001 and $4.0 in 2002.

   b. Purchased Power and Gas

        Under firm purchased power and gas contracts, the Company is obligated as follows:

                                              Power        Gas
              1998  . . . . . . . . . . .      $72.0        $37.0
              1999  . . . . . . . . . . .       76.3         32.7
              2000  . . . . . . . . . . .       86.5         27.1
              2001  . . . . . . . . . . .       38.1         22.4
              2002  . . . . . . . . . . .       28.0         18.0
              Thereafter  . . . . . . . .       58.0         29.6

   c. Manufactured Gas Plant Sites

        WP&L has a current or previous ownership interest in 11 properties, consisting of 14 individual sites, associated in the past with the production of manufactured gas. Some of these sites contain coal tar waste products which may present an environmental hazard. WP&L owns six of these sites, three are currently owned by municipalities and the remaining five are all or partially owned by private companies.

        WP&L conducted a comprehensive review in the third quarter of 1997 of its liability at each of the 14 sites. This comprehensive review considered several recent significant developments and resulted in a reduction in the estimate of the probable liability for cleanup. At December 31, 1997, the liability is $9.2. In addition, management believes it is possible, but not likely, that an additional $3.2 of remediation costs may be incurred. In 1996, the Wisconsin Department of Natural Resources (DNR) approved less costly containment and control strategies as an alternative to excavation processes at two sites. The decline in the liability of approximately $65.0 from December 31, 1996 to December 31, 1997, is due to the successful implementation of these strategies at those two sites and several additional sites. Further reductions in the liability resulted from WP&L receiving an additional close out letter from the DNR, bringing the total number of sites with close out letters to four.

        The cleanup estimate discussed above includes the costs of feasibility studies, data collection, soil and groundwater remediation activities, and ongoing monitoring activities through 2027. The estimate is based on a number of factors including the estimated extent and volume of contaminated soil and/or groundwater. Changes in the estimate are reasonably possible in the near term.

        Changes in the liability do not immediately impact the earnings of WP&L. Under the current rate making treatment approved by the PSCW, the costs expended in the environmental remediation of these sites, net of any insurance proceeds, are deferred and collected from gas customers over a five-year period after new rates are implemented. Although no assurance can be given, management currently believes future costs will also be recovered in rates. The associated regulatory asset is $16.3 as of December 31, 1997.

   d. Spent Nuclear Fuel and Decommissioning Costs

        The current cost of WP&L's share of the estimated costs to decommission Kewaunee ($181.3), assuming early retirement, exceeds the trust assets at December 31, 1997 ($112.4) by $68.9. The costs of decommissioning are assumed to escalate at an annual rate of 5.83%.

        As required by the PSCW and FERC, WP&L makes annual contributions to qualified and nonqualified external trust funds to provide for decommissioning of Kewaunee. The Company's annual contribution was $14.3 for 1997 and $10.7 for 1996 and 1995. These amounts are fully recovered in rates. The after-tax income of the external trust funds was $3.2, $2.7 and $2.8 for 1997, 1996 and 1995, respectively.

        Decommissioning costs, which include the annual contribution to external trust funds and earnings on the assets of these trusts, are recorded as depreciation expense in the consolidated statements of income with the cumulative amount included in the accumulated provision for depreciation on the consolidated balance sheets. As of December 31, 1997, the total decommissioning costs included in the accumulated provision for depreciation were $112.4.

        Under the Nuclear Waste Policy Act of 1982, the U.S. Department of Energy (DOE) is responsible for the ultimate storage and disposal of spent nuclear fuel removed from nuclear reactors. Interim storage space for spent nuclear fuel is currently provided at Kewaunee. Currently, there is on-site storage capacity for spent fuel through the year 2001. An investment of approximately $2.5 could provide additional storage sufficient to meet spent fuel storage needs until the expiration of the current operating license.

        The following summarizes the Company's investment in nuclear fuel at December 31, 1997 and 1996:

                                             1997       1996
    Original cost of nuclear fuel . .       $169.6       $166.4
    Less - Accumulated amortization .        150.5        147.0
                                             -----        -----
      Nuclear fuel, net . . . . . . .       $ 19.1       $ 19.4
                                             =====        =====

   e. Nuclear Performance

        WP&L has a 41% ownership interest in Kewaunee. Kewaunee resumed operations on June 12, 1997 after being out of service since September 21, 1996 for refueling and repairs to the steam generator tubes. The joint owners continue to analyze and discuss other options related to the future of Kewaunee, including various ownership transfer alternatives.

   f. Nuclear Insurance

        The Price Anderson Act provides for the payment of funds for public liability claims arising from a nuclear incident. Accordingly, in the event of a nuclear incident, WP&L, as a 41% owner of Kewaunee, is subject to an overall assessment of approximately $32.5 per incident, not to exceed $4.1 payable in any given year.

        Through its membership in Nuclear Mutual Limited and Nuclear Electric Insurance Limited, WP&L has obtained property damage and decontamination insurance totaling $1.8 billion for loss from damage at Kewaunee. In addition, WP&L maintains outage and replacement power insurance coverage totaling $101.4 in the event an outage exceeds 21 weeks.

   g. Planned Capital Expenditures

        Plans for the construction and financing of future additions to utility plant can be found elsewhere in this report under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

   h. Loan Commitments

        As of December 31, 1997, HDC had extended commitments to provide $15.7 in nonrecourse, fixed rate, permanent financing to developers which are secured by affordable housing properties. The Company anticipates other lenders will ultimately finance these properties.

   NOTE 12. DISCONTINUED OPERATIONS

        The Company's financial statements reflect the discontinuance of operations of its utility energy and marketing consulting business in 1995. The discontinuance of this business resulted in a pre-tax loss in the fourth quarter of 1995 of $7.7. The after tax loss on disposition was $11.0 reflecting the associated tax expense on disposition due to the non-deductibility of the carrying value of goodwill at sale. During 1996, the Company recognized an additional loss of $1.3, net of applicable income tax benefit, associated with the final disposition of the business. Operating revenues, operating expenses, other income and expense and income taxes for the discontinued operations for the time periods presented have been excluded from income from continuing operations. Interest expense has been adjusted for the amounts associated with direct obligations of the discontinued operations.

   NOTE 13. SEGMENT INFORMATION

        The following table sets forth certain information relating to the Company's consolidated continuing operations:

                                              1997      1996       1995
    Operation information:
      Customer revenues -
         Electric - utility . . . . . . . .   $634.1    $589.5     $546.3
         Gas - utility  . . . . . . . . . .    155.9     165.6      139.2
         Environmental and engineering
          services  . . . . . . . . . . . .     78.1      84.8       88.6
         Other  . . . . . . . . . . . . . .     51.1      92.9       33.2
      Operating income (loss) -
         Electric - utility . . . . . . . .   $125.9    $136.3     $134.2
         Gas - utility  . . . . . . . . . .     13.7      18.9       17.0
         Environmental and engineering
          services  . . . . . . . . . . . .     (2.0)      0.1        3.7
         Other(a) . . . . . . . . . . . . .     (9.0)    (12.2)      (8.3)
    Investment information:
      Identifiable assets, including
       allocated common plant at
       December 31 -
         Electric - utility . . . . . . . . $1,245.2  $1,225.3   $1,226.8
         Gas - utility  . . . . . . . . . .    193.6     262.1      250.6
         Environmental and engineering
          services  . . . . . . . . . . . .     26.6      33.5       38.1
         Other  . . . . . . . . . . . . . .    396.4     379.6      356.9
    Other information:
      Construction, decommissioning and
       nuclear fuel -
         Electric - utility . . . . . . . .   $123.8    $125.9     $122.3
         Gas - utility  . . . . . . . . . .     15.3      18.0       16.9
         Other  . . . . . . . . . . . . . .     14.2      22.5       14.6
      Depreciation and amortization
       expense -
         Electric - utility . . . . . . . .    $91.2     $74.5      $71.4
         Gas - utility  . . . . . . . . . .     12.3       9.8        9.6
         Other  . . . . . . . . . . . . . .      7.8       6.4        5.3
   __________

   (a) Excludes the effects of affordable housing and historical tax credits of $6.2, $5.9 and $5.0 in 1997, 1996 and 1995, respectively.

   NOTE 14. CARGILL JOINT VENTURE

        In July 1997, the Company announced a joint venture with Cargill Incorporated to market electricity and risk management services to wholesale buyers. This joint venture, in which the Company has a 50% interest, is named Cargill-Alliant. The joint venture is accounted for using the equity method. As of December 31, 1997, the carrying amount of the investment was $4.7.

   NOTE 15. SUBSEQUENT EVENT (Unaudited)

        In April 1998, the Proposed Merger involving WPLH, IES and IPC was consummated and the Company was renamed Interstate Energy Corporation. For information regarding the terms of the Proposed Merger and selected unaudited pro forma financial data of Interstate Energy Corporation, see
   Note 2. The authorized common stock of Interstate Energy Corporation was increased from 100 million to 200 million shares at the effective date of the merger.

                               WPL HOLDINGS, INC.

                               IES INDUSTRIES INC.

                            INTERSTATE POWER COMPANY

                    (Merged as Interstate Energy Corporation,
                     doing business as Alliant Corporation)

                           1997 SELECTED FINANCIAL AND
                              OPERATING STATISTICS

   Note: Certain reclassifications have been made to the 1993-1996 figures to conform with the 1997 presentation. In addition, other reclassifications have been made for consistency purposes across the three companies.

                               WPL HOLDINGS, INC.

                   SELECTED FINANCIAL AND OPERATING STATISTICS

   Financial Information

                                         1997      1996          1995         1994         1993
                                           (Dollars in thousands except for per share data)

    Income Statement Data:
      Operating revenues  . . .      $919,255     $932,844      $807,255     $795,717     $738,604
      Operating expenses  . . .       790,648      789,794       660,702      666,537      610,660
      Operating income  . . . .       128,607      143,050       146,553      129,180      127,944
      Income from continuing
        operations  . . . . . .        61,254       73,205        71,618       66,424       63,685
      Discontinued operations .             -       (1,297)      (13,186)      (1,174)      (1,162)
      Net income  . . . . . . .        61,254       71,908        58,432       65,250       62,523
    Common Stock Data:
      Weighted average common
        shares outstanding
        ('000s) . . . . . . . .        30,782       30,790        30,774       30,671       29,681
      Return on average common
        equity  . . . . . . . .          10.1%        11.9%          9.8%        11.1%        11.7%
      Per Share Data:
         Income from continuing
          operations  . . . . .          $1.99        $2.38         $2.33        $2.17        $2.15
         Discontinued operations             -       $(0.04)       $(0.43)      $(0.04)      $(0.04)
         Earnings per average
          common share (basic
          and diluted)  . . . .          $1.99        $2.34         $1.90        $2.13        $2.11
         Dividends declared per
          common share  . . . .          $2.00        $1.97         $1.94        $1.92        $1.90
         Book value at year-end         $19.73       $19.73        $19.41       $19.43       $19.15
         Market value at
          year-end  . . . . . .         $33.13       $28.13        $30.63       $27.38       $32.88
    Other Selected Financial
     Data:
      Construction and
        acquisition expenditures     $129,833     $144,205      $129,698     $144,072     $171,134
      Total assets at year-end     $1,861,807   $1,900,531    $1,872,414   $1,805,901   $1,761,899
      Long-term obligations, net     $526,023     $487,165      $490,734     $507,917     $482,862
      Times interest earned
        before income taxes . .         3.19X        3.82X         3.55X        3.81X        3.45X
      Capitalization Ratios:
         Common stock . . . . .           54%          59%           55%          54%          54%
         Preferred and
          preference stock  . .            5%           6%            5%           5%           6%
         Long-term debt . . . .           41%          35%           40%          41%          40%
           Total  . . . . . . .          100%         100%          100%         100%         100%


                               WPL HOLDINGS, INC.

                   SELECTED FINANCIAL AND OPERATING STATISTICS

   Electric Operating Information (Utility Only)

                                   1997        1996      1995       1994        1993

    Operating Revenues
     ('000s):
      Residential . . . . . .  $199,633    $201,690    $199,850   $194,242    $184,176
      Commercial  . . . . . .   107,132     105,319     102,129    101,382      95,977
      Industrial  . . . . . .   152,073     143,734     140,562    140,487     132,903
                              ---------   ---------   ---------  ---------   ---------
         Total from ultimate
          customers . . . . .   458,838     450,743     442,541    436,111     413,056
      Sales for resale  . . .   160,917     131,836      97,350     86,400      78,955
      Other . . . . . . . . .    14,388       6,903       6,433      9,236      11,176
                              ---------   ---------   ---------  ---------   ---------
         Total  . . . . . . .  $634,143    $589,482    $546,324   $531,747    $503,187
                              =========   =========   =========  =========   =========
    Electric Sales ('000s
     MWH):
      Residential . . . . . .     2,974       2,980       2,938      2,777       2,751
      Commercial  . . . . . .     1,878       1,814       1,773      1,688       1,630
      Industrial  . . . . . .     4,256       3,986       3,873      3,765       3,540
                              ---------   ---------   ---------  ---------    --------
         Total from ultimate
          customers . . . . .     9,108       8,780       8,584      8,230       7,921
      Sales for resale  . . .     5,824       5,246       3,109      2,574       2,388
      Other . . . . . . . . .        60          57          54         55          52
                              ---------   ---------   ---------  ---------   ---------
         Total  . . . . . . .    14,992      14,083      11,747     10,859      10,361
                              =========   =========   =========  =========   =========
    Customers (End of
     Period):
      Residential . . . . . .   343,637     336,933     329,643    322,924     316,870
      Commercial  . . . . . .    46,823      45,669      44,730     43,793      42,884
      Industrial  . . . . . .       855         815         795        776         714
      Other . . . . . . . . .     1,875       1,820       1,342      1,298       1,275
                              ---------   ---------   ---------  ---------   ---------
         Total  . . . . . . .   393,190     385,237     376,510    368,791     361,743
                              =========   =========   =========  =========   =========
    Other Selected Electric
     Data:
      System capacity at
       time of peak demand
       (MW):
         Company-owned  . . .     2,337       2,300       2,176      2,193       2,019
         Firm purchases and
          sales (net) . . . .       145          68          57         40          83
                              ---------   ---------   ---------  ---------   ---------
           Total  . . . . . .     2,482       2,368       2,233      2,233       2,102
                              =========   =========   =========  =========   =========
      Maximum peak hour
       demand (MW)  . . . . .     2,253       2,124       2,197      2,002       1,971
      Sources of electric
       energy ('000s MWH):
         Steam  . . . . . . .     8,587       8,687       8,323      7,821       7,616
         Nuclear  . . . . . .       970       1,301       1,555      1,625       1,565
         Hydroelectric  . . .       234         244         222        228         276
         Purchases  . . . . .     5,744       4,494       2,227      1,786       1,488
         Other  . . . . . . .       121          59          86         24           6
                              ---------   ---------   ---------  ---------   ---------
           Total  . . . . . .    15,656      14,785      12,413     11,484      10,951
                              =========   =========   =========  =========   =========
      Cooling degree days . .       369         408         982        637         630
      Revenue per KWH from
       ultimate customers
       (in cents) . . . . . .      5.04        5.13        5.16       5.30        5.21

                               WPL HOLDINGS, INC.

                   SELECTED FINANCIAL AND OPERATING STATISTICS

   Gas Operating Information (Utility Only)


                                      1997         1996        1995         1994         1993

    Operating Revenues ('000s):
      Residential . . . . . . . . .   $84,513     $90,382      $70,382     $71,555      $71,632
      Commercial  . . . . . . . . .    45,456      46,703       35,411      38,516       37,993
      Industrial  . . . . . . . . .     8,378      11,410       17,984      22,629       23,196
      Transportation and other  . .    17,536      17,132       15,388       6,946        4,449
                                    ---------   ---------    ---------   ---------    ---------
         Total  . . . . . . . . . .  $155,883    $165,627     $139,165    $139,646     $137,270
                                    =========   =========    =========   =========    =========
    Gas Sales ('000s Dekatherms):
      Residential . . . . . . . . .    12,770      14,297       12,690      11,956       12,001
      Commercial  . . . . . . . . .     8,592       9,167        8,245       8,128        7,994
      Industrial  . . . . . . . . .     1,714       1,997        2,144       3,113        3,497
      Transportation and other  . .    17,595      18,567       16,870       9,279        8,487
                                    ---------   ---------    ---------   ---------    ---------
         Total  . . . . . . . . . .    40,671      44,028       39,949      32,476       31,979
                                    =========   =========    =========   =========    =========
    Customers at End of Period
     (Excluding
      Transportation and Other):
      Residential . . . . . . . . .   137,827     133,580      129,576     124,938      120,829
      Commercial  . . . . . . . . .    16,653      16,083       15,724      15,270       14,826
      Industrial  . . . . . . . . .       488         529          566         561          549
                                    ---------   ---------    ---------   ---------    ---------
         Total  . . . . . . . . . .   154,968     150,192      145,866     140,769      136,204
                                    =========   =========    =========   =========    =========
    Other Selected Gas Data:
      Heating degree days . . . . .     7,350       8,124        7,431       7,170        7,351

      Revenue per dekatherm sold
       (excluding transportation and
       other) . . . . . . . . . . .     $6.00       $5.83        $5.36       $5.72        $5.65
      Purchased gas costs per
       dekatherm sold (excluding
       transportation and other)  .     $4.30       $4.12        $3.64       $3.82        $3.85


                               IES INDUSTRIES INC.

                   SELECTED FINANCIAL AND OPERATING STATISTICS

   Financial Information

                                     1997           1996           1995          1994          1993
                                            (Dollars in thousands except for per share data)

    Income Statement Data:
      Operating revenues  . . .       $930,699       $973,912      $851,010      $785,864      $801,266
      Operating expenses  . . .        763,562        807,346       697,676       637,931       649,997
      Operating income  . . . .        167,137        166,566       153,334       147,933       151,269
      Net income  . . . . . . .         66,337         60,907        64,176        66,818        67,938
    Common Stock Data:
      Weighted average common
       shares outstanding
       ('000s)  . . . . . . . .         30,380         29,861        29,202        28,560        27,764
      Return on average common
       equity(1)  . . . . . . .           9.2%           9.8%         10.7%         11.5%         12.9%
      Per Share Data:
         Earnings per average
          common share (basic
          and diluted)  . . . .         $ 2.18         $ 2.04        $ 2.20        $ 2.34        $ 2.45
         Dividends declared per
          common share  . . . .         $ 2.10         $ 2.10        $ 2.10        $ 2.10        $ 2.10
         Book value at
          year-end(1) . . . . .         $26.76         $20.84        $20.75        $20.56        $20.21
         Market value at
          year-end  . . . . . .         $36.81         $29.88        $26.50        $25.25        $31.25
    Other Selected Financial
     Data:
      Construction and
       acquisition expenditures     $  171,125     $  238,378    $  218,099    $  206,548    $  169,017
      Total assets at
       year-end(1)  . . . . . .     $2,457,219     $2,125,562    $1,985,591    $1,849,093    $1,699,819
      Long-term obligations,
       net  . . . . . . . . . .     $  882,421     $  744,298    $  654,090    $  623,359    $  574,488
      Times interest earned
       before income taxes  . .          2.66X          2.99X         3.12X         3.38X         3.38X
      Capitalization Ratios:
         Common stock(1)  . . .            49%            47%           49%           50%           51%
         Preferred and
          preference stock  . .             1%             1%            2%            2%            2%
         Long-term debt . . . .            50%            52%           49%           48%           47%
                                         ----           ----          ----          ----          ----
           Total  . . . . . . .           100%           100%          100%          100%          100%
                                         ====           ====          ====          ====          ====
   __________

   (1) In the third quarter of 1997, IES Industries Inc. began adjusting the carrying value of its investment in McLeodUSA Inc. to its estimated fair value, pursuant to the applicable accounting rules. At December
        31, 1997, the adjustment reflected an unrealized gain of approximately $298 million with a net of tax increase to other common equity of $174 million.



                               IES INDUSTRIES INC.

                   SELECTED FINANCIAL AND OPERATING STATISTICS

   Electric Operating Information (Utility Only)

                                         1997        1996         1995         1994        1993

    Operating Revenues ('000s):
      Residential . . . . . . . . .     $227,496     $213,838    $217,351     $200,686    $206,562
      Commercial  . . . . . . . . .      162,626      153,163     150,722      146,119     145,898
      Industrial  . . . . . . . . .      177,890      160,477     148,529      143,965     137,595
                                       ---------    ---------   ---------    ---------   ---------
         Total from ultimate
          customers . . . . . . . .      568,012      527,478     516,602      490,770     490,055
      Sales for resale  . . . . . .       25,719       37,384      35,356       37,271      49,654
      Other . . . . . . . . . . . .       10,539        9,411       8,513        9,286      10,812
                                       ---------    ---------   ---------    ---------   ---------
           Total  . . . . . . . . .     $604,270     $574,273    $560,471     $537,327    $550,521
                                       =========    =========   =========    =========   =========
    Electric Sales ('000s MWH):

      Residential . . . . . . . . .        2,682        2,642       2,690        2,494       2,528
      Commercial  . . . . . . . . .        2,378        2,315       2,296        2,148       2,079
      Industrial  . . . . . . . . .        4,743        4,436       4,248        4,015       3,674
                                       ---------    ---------   ---------    ---------   ---------
         Total from ultimate
          customers . . . . . . . .        9,803        9,393       9,234        8,657       8,281
      Sales for resale  . . . . . .          794        1,746       1,586        1,705       2,629
      Other . . . . . . . . . . . .           43           46          50           67          64
                                       ---------    ---------   ---------    ---------   ---------
           Total  . . . . . . . . .       10,640       11,185      10,870       10,429      10,974
                                       =========    =========   =========    =========   =========
    Customers (End of Period):
      Residential . . . . . . . . .      288,387      286,315     284,154      281,653     279,187
      Commercial  . . . . . . . . .       48,962       48,593      48,196       47,595      46,957
      Industrial  . . . . . . . . .          711          703         695          706         677
      Other . . . . . . . . . . . .          442          437         444          451         444
                                       ---------    ---------   ---------    ---------   ---------
           Total  . . . . . . . . .      338,502      336,048     333,489      330,405     327,265
                                       =========    =========   =========    =========   =========
    Other Selected Electric Data:
      System capacity at time of
       peak demand (MW):
         Company-owned  . . . . . .        1,892        1,864       1,873        1,741       1,734
         Firm purchases and sales
          (net) . . . . . . . . . .          232          232         207          280         248
                                       ---------    ---------   ---------    ---------   ---------
           Total  . . . . . . . . .        2,124        2,096       2,080        2,021       1,982
                                       =========    =========   =========    =========   =========
      Maximum peak hour demand (MW)        1,854        1,833       1,824        1,780       1,716
      Sources of electric energy
       ('000s MWH):
         Steam  . . . . . . . . . .        5,499        4,936       5,759        5,509       5,349
         Nuclear  . . . . . . . . .        2,904        2,753       2,611        2,876       2,265
         Hydroelectric  . . . . . .            8            7           8            8           7
         Purchases  . . . . . . . .        2,789        4,177       3,013        2,647       3,949
         Other  . . . . . . . . . .          156           37          16           14           8
                                       ---------    ---------   ---------    ---------   ---------
           Total  . . . . . . . . .       11,356       11,910      11,407       11,054      11,578
                                       =========    =========   =========    =========   =========
      Cooling degree days . . . . .          858          766       1,093          846         765
      Revenue per KWH from ultimate
       customers (in cents) . . . .         5.79         5.62        5.59         5.67        5.92


                                                         IES INDUSTRIES INC.

                                             SELECTED FINANCIAL AND OPERATING STATISTICS

   Gas Operating Information (Utility Only)

                                    1997        1996        1995        1994        1993

    Operating Revenues
     ('000s):
      Residential . . . . . .     $110,663     $97,708     $84,562     $82,795     $90,462
      Commercial  . . . . . .       54,383      46,966      40,390      40,912      45,528
      Industrial  . . . . . .       13,961      12,256       8,790      12,515      15,593
      Transportation and
       other  . . . . . . . .        4,510       3,934       3,550       2,811       2,735
                                 ---------   ---------   ---------   ---------   ---------
         Total  . . . . . . .     $183,517    $160,864    $137,292    $139,033    $154,318
                                 =========   =========   =========   =========   =========
    Gas Sales ('000s
     Dekatherms):
      Residential . . . . . .       16,317      17,680      16,302      15,766      16,971
      Commercial  . . . . . .        9,602      10,323       9,534       9,298      10,133
      Industrial  . . . . . .        3,318       3,796       3,098       4,010       4,618
      Transportation and
       other  . . . . . . . .       10,321      10,341      10,871       8,901       7,284
                                 ---------   ---------   ---------   ---------   ---------
         Total  . . . . . . .       39,558      42,140      39,805      37,975      39,006
                                 =========   =========   =========   =========   =========
    Customers at End of
     Period (Excluding
     Transportation and
     Other):
      Residential . . . . . .      155,859     154,457     152,873     151,367     152,472
      Commercial  . . . . . .       21,431      21,364      21,193      21,053      17,757
      Industrial  . . . . . .          399         417         404         409         490
                                 ---------   ---------   ---------   ---------   ---------
         Total  . . . . . . .      177,689     176,238     174,470     172,829     170,719
                                 =========   =========   =========   =========   =========
    Other Selected Gas Data:
      Heating degree days . .        6,685       7,204       6,686       6,380       6,816
      Revenue per dekatherm
       sold (excluding
       transportation and
       other) . . . . . . . .        $6.12       $4.94       $4.62       $4.69       $4.78
      Purchased gas cost per
       dekatherm sold
       (excluding
       transportation and
       other) . . . . . . . .        $4.33       $3.27       $3.15       $3.28       $3.44


                                                         INTERSTATE POWER COMPANY

                                               SELECTED FINANCIAL AND OPERATING STATISTICS

   Financial Information

                                        1997         1996         1995         1994          1993
                                             (Dollars in thousands except for per share data)

    Income Statement Data:
      Operating revenues  . . . . .    $331,847     $326,084      $318,542     $307,650      $309,468
      Operating expenses  . . . . .     276,347      265,755       250,630      264,215       265,677
      Operating income  . . . . . .      55,500       60,329        67,912       43,435        43,791
      Net income  . . . . . . . . .      26,699       25,860        25,198       18,213        16,126
    Common Stock Data:
      Weighted average common
       shares outstanding ('000s) .       9,725        9,594         9,564        9,479         9,316
      Return on average common
       equity . . . . . . . . . . .       12.7%        12.8%         12.9%         9.5%          8.5%
      Per Share Data:
         Earnings per average
          common share (basic and
          diluted)  . . . . . . . .       $2.74        $2.69         $2.63        $1.92         $1.73
         Dividends declared per
          common share  . . . . . .       $2.08        $2.08         $2.08        $2.08         $2.08
         Book value at year-end . .      $22.09       $21.31        $20.68       $20.13        $20.21
         Market value at year-end .      $37.44       $29.00        $33.13       $23.75        $30.13
    Other Selected Financial Data:
      Construction and acquisition
       expenditures . . . . . . . .     $28,888      $30,997       $28,579      $41,098       $34,117
      Total assets at year-end  . .    $638,749     $639,200      $634,316     $628,845      $604,361
      Long-term obligations, net  .    $195,861     $212,892      $212,931     $226,982      $227,024
      Times interest earned before
       income taxes . . . . . . . .       4.00X        3.82X         3.75X        2.74X         2.70X
      Capitalization Ratios:
         Common stock . . . . . . .         52%          50%           47%          46%           44%
         Preferred and preference
          stock . . . . . . . . . .          8%           8%            8%           8%            8%
         Long-term debt . . . . . .         40%          42%           45%          46%           48%
                                          -----        -----         -----        -----         -----
           Total  . . . . . . . . .        100%         100%          100%         100%          100%
                                          =====        =====         =====        =====         =====

                                            INTERSTATE POWER COMPANY

                                    SELECTED FINANCIAL AND OPERATING STATISTICS

   Electric Operating Information

                                      1997       1996      1995        1994        1993

    Operating Revenues ('000s):
      Residential . . . . . . .     $82,078    $79,121    $80,870    $74,289     $72,432
      Commercial  . . . . . . .      50,550     49,998     50,038     48,828      51,101
      Industrial  . . . . . . .     125,949    124,515    123,620    116,645     111,540
                                  ---------  ---------  ---------  ---------   ---------
         Total from ultimate
          customers . . . . . .     258,577    253,634    254,528    239,762     235,073
      Sales for resale  . . . .       5,710     12,145     11,020     13,168      10,381
      Other . . . . . . . . . .      13,053     10,841      9,325      8,800      10,305
                                  ---------  ---------  ---------  ---------   ---------
           Total  . . . . . . .    $277,340   $276,620   $274,873   $261,730    $255,759
                                  =========  =========  =========  =========   =========
    Electric Sales ('000s MWH):
      Residential . . . . . . .       1,043      1,046      1,077      1,005       1,000

      Commercial  . . . . . . .         740        749        747        742         782
      Industrial  . . . . . . .       3,321      3,244      3,239      3,090       2,927
                                  ---------  ---------  ---------  ---------   ---------
         Total from ultimate
          customers . . . . . .       5,104      5,039      5,063      4,837       4,709
      Sales for resale  . . . .         150        467        306        478         311
      Other . . . . . . . . . .          58         58         59         60          62
                                  ---------  ---------  ---------  ---------   ---------
           Total  . . . . . . .       5,312      5,564      5,428      5,375       5,082
                                  =========  =========  =========  =========   =========
    Customers (End of Period):
      Residential . . . . . . .     132,580    131,837    130,643    129,289     128,388
      Commercial  . . . . . . .      31,174     31,164     30,860     30,829      30,650
      Industrial  . . . . . . .         989        954        928        880         795
      Other . . . . . . . . . .         964        950        963        985         937
                                  ---------  ---------  ---------  ---------   ---------
           Total  . . . . . . .     165,707    164,905    163,394    161,983     160,770
                                  =========  =========  =========  =========   =========

    Other Selected Electric
     Data:

      System capacity at time of
        peak demand (MW):
         Company-owned  . . . .       1,028      1,028      1,028      1,026       1,023
         Firm purchases and
          sales (net) . . . . .         283        283        283        283         273
                                  ---------  ---------  ---------  ---------   ---------
           Total  . . . . . . .       1,311      1,311      1,311      1,309       1,296
                                  =========  =========  =========  =========   =========
      Maximum peak hour demand
       (MW) . . . . . . . . . .         938        996      1,011        932         927
      Sources of electric energy
       ('000s MWH):
         Steam  . . . . . . . .       3,337      3,391      3,524      3,409       3,282
         Purchases  . . . . . .       2,127      2,224      2,176      2,021       1,944
         Other  . . . . . . . .          46         45         17         15          16
                                  ---------  ---------  ---------  ---------   ---------
           Total  . . . . . . .       5,510      5,660      5,717      5,445       5,242
                                  =========  =========  =========  =========   =========
      Cooling degree days . . .         926        757      1,065        826         701
      Revenue per KWH from
       ultimate customers (in
       cents) . . . . . . . . .        5.07       5.03       5.03       4.96        4.99

                                                    INTERSTATE POWER COMPANY

                                            SELECTED FINANCIAL AND OPERATING STATISTICS
   Gas Operating Information

                                       1997        1996        1995        1994        1993

    Operating Revenues ('000s):
      Residential . . . . . . . .      $30,366      $28,178    $24,817     $25,344      $28,791
      Commercial  . . . . . . . .       16,019       14,518     12,150      12,654       14,429
      Industrial  . . . . . . . .        5,054        3,903      3,688       5,283        6,235
      Transportation and other  .        3,068        2,865      3,014       2,639        4,254
                                     ---------    ---------  ---------   ---------    ---------
         Total  . . . . . . . . .      $54,507      $49,464    $43,669     $45,920      $53,709
                                     =========    =========  =========   =========    =========
    Gas Sales ('000s Dekatherms):
      Residential . . . . . . . .        4,807        5,188      4,835       4,725        4,957
      Commercial  . . . . . . . .        2,948        3,123      2,820       2,793        2,911
      Industrial  . . . . . . . .        1,185        1,063      1,139       1,586        1,557
      Transportation and other  .       28,803       26,332     26,526      24,550       24,584
                                     ---------    ---------  ---------   ---------    ---------
         Total  . . . . . . . . .       37,743       35,706     35,320      33,654       34,009
                                     =========    =========  =========   =========    =========
    Customers at End of Period
     (Excluding
      Transportation and Other):
      Residential . . . . . . . .       44,270       43,882     43,556      43,323       42,915
      Commercial  . . . . . . . .        5,232        5,211      5,178       5,173        5,088
      Industrial  . . . . . . . .           76           76         89          88           92
                                     ---------    ---------  ---------   ---------    ---------
         Total  . . . . . . . . .       49,578       49,169     48,823      48,584       48,095
                                     =========    =========  =========   =========    =========
    Other Selected Gas Data:
      Heating degree days . . . .        7,097        8,083      7,452       7,115        7,466
      Revenue per dekatherm sold
       (excluding transportation
       and other) . . . . . . . .        $5.75        $4.97      $4.62       $4.75        $5.25
      Purchased gas costs per
       dekatherm sold (excluding
       transportation and other)         $3.73        $3.37      $2.94       $3.39        $4.06



   Item 7.   Financial Statements and Exhibits.

             (a)  Not Applicable

             (b)  Not Applicable

             (c)  Exhibits.


                  The exhibit listed in the accompanying Exhibit Index is filed as part of this Current Report on Form 8-K.

                                   SIGNATURES


             Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                      INTERSTATE ENERGY CORPORATION


   Date:     May 18, 1998             By:  /s/ Erroll B. Davis, Jr.
                                           Erroll B. Davis, Jr.
                                           President and Chief Executive
                                           Officer

                          INTERSTATE ENERGY CORPORATION
                            EXHIBIT INDEX TO FORM 8-K
                               Dated May 18, 1998


   Exhibit

   23.1      Consent of Arthur Andersen LLP